CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
3.375% Convertible Senior Notes due 2017	$150,000,000	(1)	100%		$150,000,000	(1)	$17,190	(2)
Common Stock, $.01 Par Value	—	(3)	—	(3)	—	(3)	—	(4)

(1)	Equals the aggregate principal amount of 3.375% Convertible Senior Notes due 2018 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act. The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.
(3)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the 3.375% Convertible Senior Notes due 2018. Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of shares of Common Stock as may become issuable upon conversion by reason of adjustments in the conversion rate.
(4)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Common Stock underlying the 3.375% Convertible Senior Notes due 2018 because no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173150

PROSPECTUS SUPPLEMENT
To Prospectus dated March 29, 2011

$150,000,000

3.375% Convertible Senior Notes due 2018

We are offering $150,000,000 principal amount of our 3.375% Convertible Senior Notes due 2018. The notes will bear interest at a rate of 3.375% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2012. The notes will mature on May 1, 2018.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding November 1, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2012 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 1, 2017 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 85.4372 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

If the purchase and sale agreement relating to our pending acquisition of Walker Group Holdings LLC terminates, we may redeem all, but not less than all, of the outstanding notes for cash on or prior to August 31, 2012. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined herein) over the initial conversion value (as defined herein). Following August 31, 2012, we may not redeem the notes. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “WNC.” The last reported sale price of our common stock on The New York Stock Exchange on April 17, 2012 was $8.67 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement and “Risk Factors” on page 3 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)	$1,000	$150,000,000
Underwriting discounts and commissions	$30	$4,500,000
Proceeds, before expenses, to us	$970	$145,500,000

(1)	Plus accrued interest, if any, from April 23, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April 23, 2012.

Joint Book-Running Managers

Morgan Stanley	Wells Fargo Securities

Co-Managers

BMO Capital Markets	RBS

April 17, 2012

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering, about us and the convertible senior notes offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control and you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate on any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus supplement to the “Company,” “Wabash,” “we,” “us” and “our” and similar terms refer to Wabash National Corporation and its subsidiaries.

Our logo and other trademarks mentioned in this prospectus supplement or any document incorporated by reference herein are our property. Certain trademarks referred to in this prospectus supplement may be without the ® or TM symbol, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our right to these trademarks. Other brand names or trademarks appearing in this prospectus supplement or any document incorporated by reference herein are the property of their respective owners.

MARKET AND INDUSTRY DATA

Certain market and industry data and other statistical information used throughout this prospectus supplement and in the documents incorporated by reference herein are based on independent industry publications and other published independent sources, including American Trucking Association, A.C.T. Research Company, LLC, Trailer Body Builders, Truck Trailer Manufacturer Association, FTR Associates and Polk. Some data and information is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Although we believe that this data and information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. As a result, neither we nor the underwriter can assure you of the accuracy or completeness of such data and information.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary does not contain all the information you should consider before investing in the notes. Please read the entire prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you, including the financial statements and other information incorporated herein by reference.

Our Company

Wabash was founded in 1985 as a start-up company in Lafayette, Indiana. We are now one of North America’s leaders in designing, manufacturing and marketing standard and customized truck trailers and related transportation equipment. We believe our position as a leader has been the result of our longstanding relationships with our core customers, our demonstrated ability to attract new customers, our broad and innovative product lines, our technological leadership and our extensive distribution and service network.

We are committed to a corporate strategy that seeks to maximize shareholder value by executing on the core elements of our strategic plan:

•	Value Creation. We intend to continue our focus on improved earnings and cash flow.
•	Operational Excellence. We are focused on maintaining a reduced cost structure by adhering to continuous improvement and lean manufacturing initiatives.
•	People. We recognize that in order to achieve our strategic goals we must continue to develop the organization’s skills to advance our associates’ capabilities and to attract talented people.
•	Customer Focus. We have been successful in developing longstanding relationships with core customers and we intend to maintain these relationships while expanding new customer relationships through the offering of tailored transportation solutions to create new revenue opportunities.
•	Innovation. We intend to continue to strive to be the technology leader by providing new differentiated products and services that generate enhanced profit margins.
•	Corporate Growth. We intend to expand our product offering and competitive advantage by increasing our focus on the diversification of products through our diversified products segment and leveraging our intellectual and physical assets for organic growth.

We currently operate through three segments: commercial trailer products, diversified products and retail. The commercial trailer products segment manufactures standard and customized truck trailers. We seek to identify and produce proprietary products that offer exceptional value to customers with the potential to generate higher profit margin than standardized products. We introduced our proprietary composite product, DuraPlate®, in 1996 and have experienced widespread industry acceptance. Since 2002, sales of our DuraPlate® trailers represented approximately 92% of our total new dry van trailer sales. We are also a competitive producer of standardized sheet and post and refrigerated trailer products and we strive to become the low-cost producer of these products within our industry. Through our Transcraft subsidiary we manufacture steel and aluminum flatbed and dropdeck trailers.

We market our transportation equipment under the Wabash®, DuraPlate®, DuraPlateHD®, DuraPlate® XD-35TM, FreightPro®, ArcticLite®, RoadRailer®, Transcraft®, Eagle®, Eagle II®, D-Eagle® and Benson® trademarks directly to customers, through independent dealers and through our Company-owned retail branch network. For our van business we utilize a total of 27 independent dealers with approximately 62 locations throughout North America to market and distribute our trailers. We distribute our flatbed and dropdeck trailers through a network of 90 independent dealers with approximately 141 locations throughout North America. In addition, we maintain two used fleet sales centers to focus on selling both large and small fleet trade packages to the wholesale market.

Our diversified products segment includes a wide array of products and customer-specific solutions, and it has been focused historically on leveraging our intellectual technology and core manufacturing expertise into new applications and market sectors in order to deliver greater value to our customers and shareholders. It currently includes a focus on utilizing our DuraPlate® composite panel technology in areas outside van trailer manufacturing, which resulted in our multi-year agreement to build and service all of PODS®(1) portable storage container requirements, the AeroSkirt®, an aerodynamic solution for over-the-road trailers that, based on certified laboratory and track testing, provides an approximate 6% fuel efficiency improvement, and the use of our DuraPlate technology in the production of truck bodies, overhead doors and other industrial applications. These DuraPlate® composite products are sold to original equipment manufacturers and aftermarket customers. We have also diversified through organic growth by leveraging our core competencies in manufacturing into new applications and end markets, which is in part reflected by our exclusive agreement to manufacture “frac tanks” for Sabre Manufacturing, LLC. Frac tanks are mobile water storage containers used in the oil and gas industry to pump high-pressure water into underground wells. Entering this new market sector was possible as many of the manufacturing techniques and processes for producing frac tanks were similar to skill sets and processes that we possessed and were already in place throughout our manufacturing facilities. In addition to frac tanks, we continue to explore other opportunities within the energy and environmental sector in which we can utilize our manufacturing expertise. Our diversified products segment also includes a wood flooring production facility that manufactures laminated hard wood oak products for the van trailer industry.

We expect to continue to grow our diversified products segment through the acquisition of Walker Group Holdings LLC, described below, as well as continued organic initiatives, to enhance our business model, strengthen our revenues and become a stronger company that can deliver greater value to our shareholders.

The retail segment includes our 12 Company-owned retail branch locations, which are strategically located in large metropolitan areas to provide additional opportunities to distribute our products, diversify our factory direct sales and also offer nationwide services and support capabilities for our customers. Our retail branch network’s sale of new and used trailers, aftermarket parts and service generally provides enhanced margin opportunities to our retail customers.

Wabash was incorporated in Delaware in 1991 and is the successor by merger to a Maryland corporation organized in 1985. Through the third quarter of 2011, we segregated our operations into two reportable segments: (1) manufacturing and (2) retail and distribution. In the fourth quarter of 2011, resulting from the execution of our strategic initiative to expand our customer base, diversify our product offerings and revenues and extend our market leadership, we began reporting in three segments: (1) commercial trailer products; (2) diversified products; and (3) retail. We allocate certain corporate related administrative costs, interest and income taxes to our corporate and eliminations segment. Financial results by operating segment, including information about revenues from customers, measures of profit and loss, total assets and financial information regarding geographic areas and export sales are discussed in our audited consolidated financial statements for the year ended December 31, 2011 that are incorporated by reference into this prospectus supplement.

The address of our principal executive office is 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and our telephone number is (765) 771-5300. Our internet website is www.wabashnational.com. We make our electronic filings with the Securities Exchange Commission (the “SEC”), including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

(1)	PODS® is a registered trademark of PODS, Inc. and Pods Enterprises, Inc.

Recent Developments

Pending Acquisition of Walker Group Holdings LLC

On March 26, 2012, we entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Walker Group Holdings LLC (“Walker”) and Walker Group Resources LLC, the parent of Walker, pursuant to which we will purchase all of the equity interests of Walker for total consideration of $360 million in cash, subject to purchase price adjustments related to the acquired working capital (the “Acquisition”). Although there can be no assurance, the Acquisition is expected to be consummated in the second quarter of 2012. Consummation of the Acquisition is subject to various important conditions, including, among others, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Walker is a leading manufacturer of liquid-transportation systems and engineered products based in New Lisbon, Wisconsin, with over 1,200 employees in four countries. Walker has a strong existing management team that shares Wabash’s focus on manufacturing based on innovation, quality and continuous improvement. The acquisition of Walker, which will become part of our Diversified Products segment, is part of our commitment to grow and diversify our business outside of our core trailer products.

We believe that Walker is a good strategic fit for Wabash, meeting our key criteria of industry leadership, diversification and financial profile.

•	Industry Leadership. Walker has leading market positions and strong brand recognition across many of the markets it serves in both its liquid tank transportation products and engineered products, which is complementary to Wabash’s historical leadership positions in dry van, refrigerated, and platform trailer manufacturing.
•	Diversification. The acquisition of Walker will provide Wabash with diversification in products, end-markets, customers and geographies while maintaining a focus on core manufacturing capabilities that the companies share. Walker itself has demonstrated success in diversifying its own business, growing its engineered products division to be a significant contributor to its revenues and income. Additionally, we believe that the markets served by Walker tend to be less cyclical than the van and platform trailer markets historically served by Wabash.
•	Financial Profile. Walker has demonstrated strong financial performance. In 2011, Walker had gross margin of 21% on revenues of $344 million, net income of $28 million and Adjusted EBITDA of $53 million (below is a reconciliation of Adjusted EBITDA, a non-Generally Accepted Accounting Principle (“GAAP”) measure, to net income, the most comparable GAAP measure.) Walker’s backlog at December 31, 2011 was $164 million. Although there can be no assurance, we believe that we will be able to realize cost, operational and purchasing power synergies following the Acquisition, and that the addition of Walker will be immediately accretive to our income from operations.

Walker currently has ten principal brands divided among transportation and engineered products.

•	Transportation Products accounted for approximately 76% of Walker’s 2011 revenues from seven brands, representing leading positions in liquid transportation systems, including stainless steel liquid transportation systems and stainless steel liquid-tank trailers for the North American chemical, dairy, food and beverage, petroleum, aviation, energy services and waste hauling markets.
º	Walker Transport produces liquid transport tank trailers for the dairy, food and beverage industries.
º	Garsite produces aircraft refuelers and hydrant dispensers for in-to-plane fueling companies, oil companies, airlines, freight distribution companies, and fuel marketers around the globe. Walker’s management estimates that Garsite refuelers are in service at nearly every major U.S. airport and in over 80 countries on 6 continents.
º	Walker Defense Group produces military-grade refueling and water tankers for the applications and environments required by the military.

º	Progress Tank produces truck-mounted tanks for fuel delivery, as well as vacuum tankers. Progress Tank provides services and support through a highly-qualified and trained distribution network and relies on an international network of qualified and factory authorized distributors to provide local Progress in-stock product sales, service and support of new tanks, new cab and chassis, and new ready-to-deliver tank trucks. Walker’s management estimates that Progress Tank is the worldwide leader in the manufacture and supply of truck mounted tanks, meeting the needs of the modern liquid handling transport industry.
º	Brenner Tank offers a full line of liquid transport solutions in all major categories, including food, chemical, environmental and petroleum. Brenner Tank operates four parts and service centers across the U.S., as well as a full service online TankerParts Store. Based on published industry statistics, Walker’s management believes that Brenner Tank is the largest manufacturer of stainless steel transportation tanks in North America. Brenner Tank also manufactures transportation tanks in aluminum. Its products are sold throughout the U.S. and Canada, as well as in many countries worldwide.
º	Tri State Tank, or TST is estimated by Walker’s management to be a leader in the assembly of propane trucks, refined fuel trucks, vacuum trucks and crane trucks. TST offers “turn key” production, and also remounts existing tanks, repairs equipment and offers replacement part sales. TST sales consist of new tank/equipment and chassis; as well as, the refurbishing of existing customer units.
º	Bulk International is focused on delivering competitively priced stainless steel DOT-407 tankers. Bulk International supplies tank fleets and other customers from a plant near San Jose Iturbide in the central Mexican state of Guanajuato.
•	Engineered Products accounted for approximately 24% of Walker’s 2011 revenues from three brands, representing what Walker’s management estimates to be leading positions in isolators, stationary silos and downflow booths around the world for the chemical, dairy, food and beverage, pharmaceutical and nuclear markets.
º	Walker Engineered Products produces a broad range of products for storage, mixing and blending, including process vessels, as well as round horizontal and vertical storage silo tanks. For process vessels, it offers a wide range of agitation technologies including turbine, sweeper, scraped surface and counter rotating, as well as numerous heat transfer solutions including dimple, channel and half pipe for heating and cooling of vessels.
º	Walker Barrier Systems develops containment and isolation systems for the pharmaceutical, chemical, and nuclear industries, including custom designed turn key systems and spare components for full service and maintenance contracts.
º	Extract Technologies, headquartered in Huddersfield, United Kingdom, is a leading supplier of containment systems for the pharmaceutical, chemical and biotech markets. Its products include downflow containment booths for operator protection from respirable dusts, dispensing and sampling facilities as custom solutions designed and supplied from one source, rigid and flexible isolators for containment of potent compounds and aseptic processing, and a full range of pack-off systems to safely offload powdered product into drums or other containers for transport and storage.

Through these products and brands, Walker serves a variety of end markets and large, well-known customers. Key end markets for its transportation products include the chemical, dairy, food and beverage, petroleum, aviation, energy services, waste hauling and defense industries. Key end markets for its engineered products include the chemical, dairy, food and beverage, pharmaceutical and nuclear industries.

Walker has manufacturing facilities for its Transportation Products in New Lisbon, Wisconsin, Fond du Lac, Wisconsin, Kansas City, Missouri, and Queretaro, Mexico, with parts and service centers in Houston, Texas, Baton Rouge, Louisiana, Findlay, Ohio, Chicago, Illinois, Mauston, Wisconsin, West Memphis, Arkansas and Ashland, Kentucky. Manufacturing facilities for Engineered Products are located in New Lisbon,

Wisconsin, Elroy, Wisconsin and Huddersfield, United Kingdom, with parts and service centers in Tavares, Florida, Dallas, Texas and Philadelphia, Pennsylvania.

We believe that the markets served by Walker tend to be less cyclical than the van and platform trailer markets historically served by Wabash. Walker’s diversified product base, end-markets and customers may also present opportunities to grow sales of legacy Wabash products, as well as to provide opportunities to sell Walker products to existing Wabash customers. Similarly, we will evaluate how we can use Walker’s international presence to continue efforts to grow opportunities for Wabash’s products internationally.

Walker has demonstrated strong financial results, and although there can be no assurance, we believe that the Acquisition will be immediately accretive to Wabash’s income from operations. Walker’s profitability has increased over recent years, with Walker’s Adjusted EBITDA growing from $30 million in 2009 to $53 million in 2011 and net income growth from $7 million in 2009 to $28 million in 2011. Following the Acquisition, we expect to pursue synergies from supply chain optimization, commercialization and distribution of new and existing products, back office and administrative consolidation, and further implementation of manufacturing best practices. The Acquisition is subject to various risks and uncertainties. For a description of certain important risks and uncertainties, see “Risk Factors — Risks Related to the Proposed Acquisition.”

Reconciliation of Adjusted EBITDA

The following is a reconciliation of Walker’s Adjusted EBITDA to its net income. We believe that Walker’s Adjusted EBITDA is a key indicator of its financial performance and is a measure we used in considering the Acquisition. We believe that using this adjusted measure facilitates comparisons and analysis of Walker and other companies, including Wabash, particularly because this measure excludes differences related to capital structures, tax positions and other items that are, in part, indicative of the fact that Walker is a private company and are not indicative of the principal operating activities of Walker. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as an indicator of operating performance or any other measure of performance derived in accordance with GAAP.

	Twelve Months Ended December 31,
	2011	2010	2009
Net income	$28,160	$10,781	$7,011
Interest expense, net	10,245	10,275	11,208
Income tax expense	139	201	123
Depreciation and amortization	6,946	6,794	7,073
Excess (Deficit) bonus adjustment	5,872	(948)	(841)
Other adjustments(1)	1,669	1,495	5,732
Adjusted EBITDA	$53,031	$28,598	$30,306

(1)	2011 includes charges related to an asset impairment and production optimization efforts; 2010 includes charges related to restructuring; and 2009 includes charges related to prior acquisitions, an asset impairment, restructuring and the relocation of certain operations.

At December 31, 2011, Walker had a backlog of $164 million, which represents an increase of 106% over backlog of $79 million at December 31, 2010. Walker’s backlog is calculated in a manner consistent with the approach historically used by Wabash which is based on orders that have been confirmed by customers in writing, have defined delivery timeframes and can be produced during the next 18 months.

Although there can be no assurance, the Acquisition is expected to be consummated in the second quarter of 2012. Consummation of the Acquisition is subject to various important conditions, including, among others, the expiration or termination of the applicable waiting period under the HSR Act. The Purchase and Sale Agreement also contains specified termination rights for the parties, including, among others, if the Acquisition fails to close on or before June 25, 2012. The Purchase and Sale Agreement further provides that we are required to pay a termination fee of $20 million in the event that the Purchase and Sale Agreement is terminated due to (i) a breach by us of our representations, warranties or covenants or (ii) a failure by us to close if the conditions to closing had otherwise been satisfied and the seller was ready, willing and able to close.

For more information regarding the Acquisition, please see Item 1.01 of our Current Report on Form 8-K filed with the SEC on March 27, 2012. Copies of the audited consolidated balance sheets of Walker as of December 31, 2011 and 2010, and the related audited consolidated statements of income, member’s equity, and cash flows for each of the three years in the period ended December 31, 2011, and copies of the unaudited pro forma consolidated balance sheet of Wabash National Corporation as of December 31, 2011, and the related unaudited pro forma consolidated statement of operations for the year ended December 31, 2011, are filed as exhibits to our Current Report on Form 8-K filed on April 13, 2012, which is incorporated by reference herein. The pro forma consolidated statement of operations gives effect to the Acquisition, the Financing (as defined below) and this offering as if each had occurred on January 1, 2011, and the pro forma consolidated balance sheet gives effect to the Acquisition, the Financing and this offering as if each had occurred on December 31, 2011. The pro forma financial statements were prepared for informational purposes and are not necessarily indicative of what our financial positions or results of operations would have been had the Acquisition, Financing and this offering occurred as reflected in the pro forma financial statements. The adjustments made in the pro forma financial statements are based on currently available preliminary information and certain estimates and assumptions and, therefore, the actual effects of the transactions reflected in the statements may differ from the effects reflected in these unaudited pro forma consolidated financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Acquisition, Financing and this offering and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statement.

In connection with the Purchase and Sale Agreement for the Acquisition, we entered into a commitment letter with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Capital Finance, LLC (“WFCF”). The commitment letter provides for committed debt financing from Morgan Stanley and Wells Fargo in the form of a $450 million senior secured bridge credit facility (the “Bridge Facility”) that has a maturity date four years from the closing of the Bridge Facility. The commitment letter contemplates alternative financing that may be used to fund the purchase price of the Acquisition and to provide additional financial resources for the Company. Consistent with that, we have entered into an amendment to our existing senior secured credit facility described below and are negotiating, and may enter into, new senior secured term loans to fund the purchase price of the Acquisition and to provide additional financial resources for the Company. We also intend to use the proceeds from this offering to fund a portion of the purchase price of the Acquisition. As a result, we do not currently expect to draw on the Bridge Facility and instead plan to finance the Acquisition through the proceeds from this offering, which would reduce the commitments under the Bridge Facility by an amount equal to the aggregate principal amount of notes offered hereby, and other alternative sources of financing, including those described below. If we do draw on the Bridge Facility, the costs of doing so may be significant. See “Risk Factors — Risks Related to the Proposed Acquisition — We will incur significant transaction and acquisition-related costs in connection with the Acquisition” and “Use of Proceeds.” Certain of the underwriters and/or their affiliates are also lenders under the Bridge Facility. See “Underwriting.”

The consummation of this offering of notes is not conditioned upon the consummation of the Acquisition. However, if the Purchase and Sale Agreement is terminated, we may redeem all, but not less than all, of the outstanding notes for cash on or prior to August 31, 2012 at a specified redemption price. See “Description of Notes — Optional Redemption.”

Amendment to Revolving Credit Facility

On April 17, 2012, we entered into an amendment to our existing senior secured credit facility dated June 28, 2011 (the “Revolving Credit Facility”). The amendment to the Revolving Credit Facility was executed to permit the issuance of the notes contemplated by this offering and the conversion, possible redemption and other arrangements in connection therewith. As contemplated in the commitment letter described above, we are also in the process of seeking to amend and restate the Revolving Credit Facility. The anticipated amendment and restatement of the Revolving Credit Facility is expected to be a secured asset-based revolving credit facility under which we would have the ability to borrow up to $150 million, subject to a borrowing base and certain financial covenants. Closing of the amendment and restatement is expected to occur at the closing of the Acquisition. However, we can make no assurances as to the final terms of the anticipated amendment and restatement or that we will enter into the amendment and restatement at all.

New Term Loan

As also contemplated in the commitment letter described above, we are in the process of negotiating a new $300 million term loan (the “New Term Loan”) with a group of lenders led by Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, which we also expect to close and fund prior to or at the closing of the Acquisition. The New Term Loan is expected to be a senior secured facility, with a seven year term (provided that if the notes are not converted, refinanced or repurchased 91 days prior to their maturity, the New Term Loan is expected to mature 91 days prior to the maturity of the notes) and is expected to be prepayable at any time. Proceeds from the New Term Loan, together with the proceeds of the notes, borrowings under the Revolving Credit Facility and available cash on hand will be used to fund the Acquisition and provide for working capital and general corporate purposes. However, we can make no assurances as to the final terms of the anticipated New Term Loan or that we will enter into the New Term Loan at all. We refer in this prospectus supplement to the amendment and restatement of the Revolving Credit Facility and the New Term Loan as the “Financing.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes.

Issuer
Wabash National Corporation, a Delaware corporation.
Securities
$150,000,000 principal amount of 3.375% Convertible Senior Notes due 2018.
Maturity
May 1, 2018, unless earlier repurchased, redeemed or converted.
Interest
3.375% per year. Interest will accrue from April 23, 2012 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2012. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes — Events of Default.”
Conversion rights
Holders may convert their notes at their option prior to the close of business on the business day immediately preceding November 1, 2017, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on June 30, 2012 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes — Conversion Rights —  Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

• if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or
• upon the occurrence of specified corporate events described under “Description of Notes — Conversion Rights — Conversion upon Specified Corporate Events.”
On or after November 1, 2017 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
The conversion rate for the notes is initially 85.4372 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock), subject to adjustment as described in this prospectus supplement.
Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein). See “Description of Notes — Conversion Rights — Settlement upon Conversion.”
In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes —Conversion Rights — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”
You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.
Redemption at our option
If the purchase and sale agreement relating to our pending acquisition of Walker Group Holdings LLC terminates, we may redeem all, but not less than all, of the outstanding notes for cash on or prior to August 31, 2012. The redemption price, for each $1,000 principal amount of notes to be redeemed, will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined in this prospectus supplement under “Description of Notes — Optional Redemption”) over the initial conversion value (as defined in such section). Following August 31, 2012, we may not redeem the notes. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.
We will give notice of any redemption not less than 45 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes — Optional Redemption.”
Fundamental change
If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.”
Ranking
The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to any of our unsecured indebtedness that is not so subordinated;
• effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of December 31, 2011, we had approximately $65 million of secured indebtedness, consisting of borrowings under our existing Revolving Credit Facility and approximately $5 million of unsecured indebtedness, consisting of capital lease obligations. After giving effect to the offering of the notes offered hereby, the use of proceeds as set forth under “Use of Proceeds,” the anticipated amendment and restatement of our Revolving Credit Facility and our anticipated entry into the New Term Loan (the amendment and restatement of our Revolving Credit Facility and the New Term Loan, collectively, the “Financing”), as of December 31, 2011, on an as adjusted basis, we would have had approximately $304 million of secured indebtedness and approximately $155 million of unsecured indebtedness that includes approximately $5 million of capital lease obligations.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.
Use of proceeds
We estimate that the proceeds from this offering will be approximately $144.8 million, after deducting fees and estimated expenses. We intend to use the net proceeds from this offering to partially finance the Acquisition. In the event that we do not consummate the Acquisition, we intend to use the net proceeds from the sale of the notes offered hereby either to fund the redemption of the notes (if we so elect) or for general corporate purposes. See “Use of Proceeds.”
Book-entry form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Absence of a public market for the notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
U.S. federal income tax consequences
For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. Federal Income Tax Considerations.”
New York Stock Exchange symbol for our common stock
Our common stock is listed on The New York Stock Exchange under the symbol “WNC.”
Trustee, paying agent, registrar and conversion agent
Wells Fargo Bank, National Association
We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. An affiliate of the trustee is a lender under our Revolving Credit Facility.

Summary Consolidated Financial Data

The following shows summary consolidated financial data with respect to the Company for each of the five years in the period ended December 31, 2011. The summary consolidated statement of operations data for the years ended December 31, 2011, 2010 and 2009 and the summary consolidated balance sheet data as of December 31, 2011 have been derived from our audited financial statements incorporated herein by reference. The summary consolidated statement of operations data for the years ended December 31, 2008 and 2007 have been derived from our audited financial statements not incorporated herein by reference.

The following data should be read in conjunction with our consolidated financial statements, related notes, and other financial information incorporated by reference herein.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
Statements of Operations Data:
Net sales	$1,187,244	$640,372	$337,840	$836,213	$1,102,544
Cost of sales	1,120,524	612,289	360,750	815,289	1,010,823
Gross profit	$66,720	$28,083	$(22,910)	$20,924	$91,721
General and administrative expenses	33,949	32,831	31,988	44,094	49,512
Selling expenses	12,981	10,669	11,176	14,290	15,743
Impairment of goodwill	—	—	—	66,317	—
Income (Loss) from operations	$19,790	$(15,417)	$(66,074)	$(103,777)	$26,466
Other income (expense)
Interest expense	(4,136)	(4,140)	(4,379)	(4,657)	(5,755)
Increase in fair value of warrant	—	(121,587)	(33,447)	—	—
Other, net	(441)	(667)	(866)	(328)	3,977
Income (Loss) before income taxes	$15,213	$(141,811)	$(104,766)	$(108,762)	$24,688
Income tax expense (benefit)	171	(51)	(3,001)	17,064	8,403
Net income (loss)	$15,042	$(141,760)	$(101,765)	$(125,826)	$16,285
Preferred stock dividends and early extinguishment	—	25,454	3,320	—	—
Net income (loss) applicable to common stockholders	$15,042	$(167,214)	$(105,085)	$(125,826)	$16,285
Basic net income (loss) per common share	$0.22	$(3.36)	$(3.48)	$(4.21)	$0.53
Diluted net income (loss) per common share	$0.22	$(3.36)	$(3.48)	$(4.21)	$0.52
Common stock dividends declared	$—	$—	$—	$0.135	$0.180

As of December 31, 2011
(audited)
(dollars in thousands)
Balance Sheet Data:
Working capital(1)	$95,529
Total assets	$388,050
Total debt and capital leases	$69,821
Stockholders’ equity	$146,346

(1)	Working capital is defined as current assets less current liabilities.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(dollars in thousands)
Other Financial Data:
Net cash (used in) provided by operating activities	$(1,167)	$(30,307)	$(6,979)	$30,671	$60,688
Net cash (used in) provided by investing activities	$(7,247)	$31	$(681)	$(12,400)	$(11,067)
Net cash provided by (used in) financing activities	$7,190	$50,368	$(20,998)	$(29,729)	$(38,282)
Backlog	$587	$480	$137	$110	$336
Ratio of earnings to fixed charges(1)	4.43	—	—	—	5.01
Deficiency(2)	$—	$(137,471)	$(100,087)	$(103,705)	$—

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as pre-tax income (loss) plus fixed charges less preferred stock dividends. Fixed charges include interest expense (including amortization of deferred financing costs), interest on capital lease obligations, an estimate of interest within rental expense and preferred stock dividends.
(2)	For the years ended December 31, 2010, 2009 and 2008, earnings were inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the above table.

Summary Unaudited Consolidated Pro Forma Financial Data

The following shows summary unaudited pro forma financial data with respect to the Company as of December 31, 2011 after giving effect to the Acquisition (after deducting related expenses), this offering (after deducting the underwriters’ discount and related expenses) and the Financing (after deducting related expenses). We refer to the offering, the Acquisition and the Financing collectively as the “Transactions.” We derived the summary pro forma statement of operations data for the year ended December 31, 2011 and the summary pro forma balance sheet data at December 31, 2011 from the unaudited pro forma consolidated financial statements filed as Exhibit 99.2 to our Current Report on Form 8-K filed April 13, 2012 and incorporated by reference into this prospectus supplement. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2011 assumes that the Transactions occurred on January 1, 2011, and the unaudited pro forma consolidated balance sheet data assumes that the Transactions occurred as of December 31, 2011.

The adjustments in the unaudited pro forma financial data related to the Transactions are described in the notes accompanying the unaudited pro forma consolidated financial statements. The adjustments were based on currently available preliminary information at the time of preparation of the unaudited pro forma consolidated financial statements and certain estimates and assumptions and, therefore, the actual effects of the Transactions may differ from those reflected in the unaudited pro forma consolidated financial statements. We believe that the assumptions provided a reasonable basis for presenting the significant effects of the Transactions as contemplated at the time of preparation and that the pro forma adjustments give appropriate effect to those assumptions. The information presented below does not purport to project the future financial position or operating results of the combined company or the actual final terms of the notes or the Financing. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of the Company and Walker might have looked like had the Transactions been consummated at an earlier date.

The following data should be read in conjunction with our unaudited pro forma consolidated financial statements and related notes, our and Walker’s consolidated financial statements and related notes, and the other financial information incorporated by reference herein.

	Year ended December 31, 2011
	Pro Forma(1)
	(dollars in thousands, except per share data)
Statement of Operations Data:
Net sales	$1,530,922
Cost of sales	1,392,828	(2)
Gross profit	138,094
General and administrative expenses	63,770	(3)
Selling expenses	26,383
Income from operations	47,941
Other income (expense)
Interest expense	(38,316	)(4)
Other, net	(548)
Income before income taxes	9,077
Income tax expense	171	(5)
Net income	$8,906
Net income per share:
Basic	$0.13
Diluted	$0.13
Weighted average common shares and equivalent shares outstanding:
Basic	68,086
Diluted	68,418

(1)	The summary pro forma statement of operations data does not include approximately $5.0 million of acquisition costs, $1.4 million of acquired profit in inventories, $6.8 million of financing costs related to the Bridge Facility and $7.5 million of backlog intangible amortization that will be recorded as expenses during the first year after completion of the Transactions. Additionally, the summary pro forma statement of operations data does not reflect any impact to diluted net income per share of the notes. Under the treasury stock method, the notes will have a dilutive impact when the average market price of the Company’s common stock is above the conversion price of the notes.
(2)	Reflects the adjustment to increase Walker property, plant and equipment to fair value, based on a preliminary appraisal, with the corresponding impact on depreciation expense.
(3)	Reflects the adjustments for amortization of the intangible assets described in note (f) of the Notes to the Unaudited Pro Forma Consolidated Balance Sheet incorporated by reference herein.
(4)	Reflects adjustment for increase in interest expense as a result of the issuance of the New Term Loan and the notes and repayment of borrowings under the existing Revolving Credit Facility from the net proceeds of the issuances of the notes as well as modifications to the interest rate and credit line under the anticipated amendment and restatement of our Revolving Credit Facility. After the consummation of the Transactions, the Company’s outstanding indebtedness on a pro forma basis as of December 31, 2011 is expected to consist of (i) $4.4 million of outstanding borrowings and outstanding letters of credit of $4.3 million on the $150.0 million amended and restated Revolving Credit Facility, (ii) $300.0 million of borrowings under the New Term Loan and (iii) $150.0 million of borrowings under the notes. The foregoing are assumptions used for preparing this summary pro forma consolidated financial data. The actual sources and terms of financing may differ. If interest rates on the New Term Loan were 0.125% different, pro forma interest expense would change by $0.4 million. The individual components of the net change in interest expense are as follows (in millions):

Year Ended December 31, 2011
Historical interest expense as reported by Wabash	$4.1
Historical interest expense as reported by Walker	10.2
Total historical interest expense	14.4
Pro forma interest expense associated with the New Term Loan (an assumed effective interest rate of approximately 8%, including amortization of debt discounts and deferred financing costs)	22.9
Pro forma interest expense associated with the notes (an assumed effective interest rate of approximately 9%, including amortization of debt discounts and deferred financing costs)	13.1
Reduction of interest expense associated with revolver after repayment of borrowings and amendment to facility	(1.9)
Removal of Walker interest expense associated with debt not assumed in acquisition	(10.2)
Net adjustment	23.9
Pro forma interest expense	$38.3
(5)	Reflects reversal of Walker’s historical income tax expense. No adjustment has been made to reflect income tax benefit of the net adjustment to income before income taxes of $34.4 million as it was assumed that it was not more-likely-then-not that deferred tax assets would be realized.

As of December 31, 2011
Pro Forma
(dollars in thousands)
Balance Sheet Data(1):
Working Capital(2)	$94,179
Total Assets	$821,929
Total debt and capital leases	$409,196
Stockholders’ equity	$169,596

(1)	Certain reclassifications have been made in the historical Walker financial statements to conform to Wabash’s financial statement presentation. These reclassifications have no impact on net income or stockholders’ equity.
(2)	Working capital is defined as current assets less current liabilities.

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2011 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

Risks Related to the Notes

If we fail to consummate our acquisition of Walker Group Holdings LLC, we may redeem the notes at a redemption price that may be less than your notes would otherwise be worth.

If our pending acquisition of Walker Group Holdings LLC terminates for any reason, we may redeem all, but not less than all, of the outstanding notes for cash on or prior to August 31, 2012. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined in this prospectus supplement under “Description of Notes —  Optional Redemption”) over the initial conversion value (as defined in such section). Neither the redemption price nor the consideration you receive if you choose to convert your notes will otherwise include any compensation for interest payments you would have received if your notes had not been redeemed or converted or other lost time value of your notes. In addition, if our pending acquisition of Walker Group Holdings LLC is not consummated for any reason, the net proceeds of this offering will not be used to partially fund the acquisition of Walker Group Holdings LLC and will instead be used either to fund the redemption of the notes or for general corporate purposes.

Our debt will increase significantly as a result of this offering and the contemplated Financing. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our debt and debt service obligation will increase significantly as a result of this offering and the contemplated Financing. As of December 31, 2011, we had approximately $65 million of secured indebtedness, consisting of borrowings under our existing Revolving Credit Facility, and approximately $5 million of unsecured indebtedness, consisting of capital lease obligations. After giving effect to the offering of the notes offered hereby, the use of proceeds as set forth under “Use of Proceeds” and the Financing, as of December 31, 2011, on an as adjusted basis, we would have had approximately $304 million of secured indebtedness and approximately $155 million of unsecured indebtedness that includes approximately $5 million of capital lease obligations. This level of debt could have significant consequences on our future operations, including, among others:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;
•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;
•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;
•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates;
•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and
•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the factors listed above could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

As of December 31, 2011, we had approximately $65 million of secured indebtedness, consisting of borrowings under our existing Revolving Credit Facility, and approximately $5 million of unsecured indebtedness, consisting of capital lease obligations. After giving effect to the offering of the notes offered hereby, the use of proceeds as set forth under “Use of Proceeds” and the Financing, as of December 31, 2011, on an as adjusted basis, we would have had approximately $304 million of secured indebtedness and approximatley $155 million of unsecured indebtedness that includes approximately $5 million of capital lease obligations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to regulatory, economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks (as defined in Rule 600(b)(47) of Regulation NMS), and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is effective until July 31, 2012.

In addition, FINRA and exchanges have proposed a “Limit Up-Limit Down” mechanism. If approved by the SEC, FINRA and exchanges would establish procedures to prevent trading in stock covered by the mechanism outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The SEC has not yet determined whether to approve the Limit Up-Limit Down proposal.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference into this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facilities restrict our ability to incur additional indebtedness, including secured indebtedness, but if the facilities mature or are repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to repay the principal amount of the notes at maturity, settle conversions of the notes or to repurchase the notes upon a fundamental change.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Holders of the notes also will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes —  Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes — Conversion Rights —  Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing on desirable terms at the time we are required to repay the principal amount of the notes, to make repurchases of notes surrendered or settle conversions of the notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repay the principal amount of the notes, repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

You will not receive cash payments of accrued but unpaid interest upon conversion of the notes.

Upon conversion of your notes, we will deliver to the holder of notes cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, together with cash payments for fractional shares that are converted, if any. Our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date will be deemed to be satisfied upon delivery, as the case may be, of cash, shares of our common stock, or a combination of cash and shares of our common stock, except as described under “Description of Notes — Conversion Rights —  General.”

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes —  Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the last trading day of the observation period, but, to the extent our conversion obligation includes shares of our common stock, holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the relevant observation period, then, to the extent our conversion obligation includes shares of our common stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding November 1, 2017, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 20 trading day observation period. As described under “Description of Notes — Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to November 1, 2017, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes — Optional Redemption” and prior to the relevant redemption date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and (iii) if the relevant conversion date occurs on or after November 1, 2017, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes — Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $100 per share or less than $8.67 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 115.3402, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends to holders of our common stock, the issuance of certain rights or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends on our common stock and certain issuer tender or exchange offers for our common stock as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them as “continuing directors” as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

Provisions of the notes could discourage a potential future acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We also may be required to issue additional shares upon conversion in the event of certain corporate transactions. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. See “Description of Notes — Consolidation, Merger and Sale of Assets.” These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects. If these events occur, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See “Certain U.S. Federal Income Tax Considerations.”

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The trading price and volume of our common stock has been and may continue to be subject to large fluctuations. The market price and volume of our common stock may increase or decrease in response to a number of events and factors, including:

•	trends in our industry and the markets in which we operate;
•	changes in the market price of the products we sell;
•	the introduction of new technologies or products by us or by our competitors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	operating results that vary from the expectations of securities analysts and investors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financings or capital commitments;
•	changes in laws and regulations;
•	general economic and competitive conditions; and
•	changes in key management personnel.

This volatility may adversely affect the prices of our common stock, and the trading price of the notes, regardless of our operating performance. To the extent that the price of our common stock declines, our ability to raise funds through the issuance of equity or otherwise use our common stock as consideration will be reduced. These factors may limit our ability to implement our operating and growth plans.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of December 31, 2011, we had outstanding approximately 68.2 million shares of our common stock and options to purchase approximately 1.9 million shares of our common stock (of which approximately 1.4 million were exercisable as of that date).

The use of our net operating loss carry forwards is subject to significant limitations, and an ownership change in the future could result in a further limitation on the use of our net operating losses.

As of December 31, 2011, we had approximately $166 million of remaining U.S. federal income tax net operating loss carryforwards (“NOLs”), which will begin to expire in 2022, if unused, and which are in significant part subject to other limitations under Internal Revenue Service (the “IRS”) rules. We have various, multistate income tax net operating loss carryforwards, which have been recorded as a deferred income tax asset, of approximately $16 million, before valuation allowances. We also have various U.S. federal income tax credit carryforwards, which will expire beginning in 2013, if unused. Our NOLs, including any future NOLs that may arise, are subject to limitations on use under the IRS rules, including Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 limits the ability of a company to utilize NOLs in the event of an ownership change. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change.

In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs and certain recognized built-in losses. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate in effect at the time of the ownership change. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains that may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

On May 28, 2010 a change of ownership did occur resulting from the issuance of 11,750,000 shares of common stock, which invoked a limitation on the utilization of pre-ownership change U.S. Federal NOLs under Section 382. Pre-ownership change U.S. Federal NOLs at December 31, 2011 were $154 million. Management has estimated the annual U.S. Federal NOL limitations under IRC Section 382 through 2014 to be $95 million for 2012, $40 million for 2013 and $19 million for 2014. To the extent the limitation in any year is not reached, any remaining limitation can be carried forward indefinitely to future years. Post-ownership change U.S. Federal NOLs at December 31, 2011 are $12 million, which is currently not subject to utilization limits. It is expected that any additional loss of our NOLs would cause our effective tax rate to go up significantly when we return to profitability, excluding impacts of valuation allowance.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your notes.

Risks Related to the Proposed Acquisition.

We cannot assure you that the acquisition of Walker Group Holdings LLC will be completed.

On March 26, 2012, we entered into the Purchase and Sale Agreement with Walker and Walker Group Resources LLC, the parent of Walker, pursuant to which we will purchase all of the equity interests of Walker for total consideration of $360 million in cash, subject to purchase price adjustments related to the acquired working capital. Although there can be no assurance, we expect the Acquisition will be completed in the second quarter of 2012. However, consummation of the Acquisition is subject to certain conditions, including, among others: (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the accuracy of the representations and warranties of the parties, in each case subject to certain materiality exceptions; (iii) compliance by the parties with their respective obligations under the Purchase and Sale Agreement, subject to certain materiality exceptions; (iv) the parties having executed certain other documents and ancillary agreements at or prior to the closing of the Acquisition; and (v) the absence of any change, event, occurrence or conditions since December 31, 2011 that is, or would reasonably be expected to be, materially adverse to the business, results of operations, assets or financial condition of Walker and its subsidiaries, taken as a whole, subject to certain exceptions. We cannot assure you that the required approvals will be received, or that the required conditions will be met, and therefore we cannot assure you that the Acquisition will be completed. In addition, in certain circumstances, we may be required to pay a termination fee of $20 million. If the Acquisition is not completed, we may, but are not required to, redeem all of the outstanding notes. As a result, your investment in the notes may or may not involve an investment in a company that includes the Walker business, and our management will have significant discretion over the use of proceeds from this offering if we do not acquire Walker.

It may be difficult to integrate the business of Walker into our current business, including because of the more diversified nature of its business.

If we experience greater than anticipated costs to integrate Walker into our existing operations or are not able to achieve the anticipated benefits of the Acquisition, including cost savings and other synergies, our business and results of operations could be negatively affected. In addition, it is possible that the ongoing integration process could result in the loss of key employees, errors or delays in systems implementation, the disruption of our ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Acquisition. Integration efforts also may divert management attention and resources. These integration matters may have an adverse effect on us, particularly during any transition period. In addition, although Walker is subject to many of the same risks and uncertainties that we face in our business, the acquisition of Walker, through its Engineered Products division, also involves our entering new product areas, markets and industries, which presents risks resulting from our relative inexperience in these new areas. Walker’s Engineered Products line could react differently to economic and other external factors than our traditional trailer business. We face the risk that we will not be successful with these products or in these new markets.

We have made certain assumptions relating to the Acquisition that may prove to be materially inaccurate.

We have made certain assumptions relating to the Acquisition which may prove to be inaccurate, including as a result of the failure to realize the expected benefits of the Acquisition, higher than expected transaction and integration costs and unknown liabilities, as well as general economic and business conditions that adversely affect the combined company following the Acquisition. These assumptions relate to numerous matters, including:

•	our assessments of the asset quality and value of Walker and its assets;
•	projections of the business and Walker’s future financial performance;
•	our ability to complete this offering, and incur additional indebtedness on attractive terms, in order to complete the Acquisition and provide us with financial flexibility for our plans for growth;
•	our ability to realize synergies related to supply chain optimization, commercialization and distribution of new and existing products, back office and administrative consolidation, and further implementation of manufacturing best practices;
•	acquisition costs, including restructuring charges and transaction costs;
•	our ability to maintain, develop and deepen relationships with Walker’s customers;
•	our belief that the markets served by Walker tend to be less cyclical than the van and platform trailer markets historically served by Wabash;
•	our belief that the indemnification and escrow arrangements that we have negotiated in the Purchase and Sale Agreement will prove adequate; and
•	other financial and strategic risks of the Acquisition.

If one or more of these assumptions are incorrect, it could have a material adverse effect on our business, manufacturing shipments, sales, and operating results, and the perceived benefits from the Acquisition may not be realized.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We will incur significant costs in connection with the Acquisition and may incur additional unanticipated costs to retain key employees.

In addition, until the closing of the Acquisition, we expect to incur certain non-recurring costs associated with the financing of the Acquisition, including in connection with maintaining the committed bridge financing. We will also be subject to numerous market risks in connection with our plan to raise alternative financing to fund the remainder of the purchase price of the Acquisition prior to closing the Acquisition, including risks related to general economic conditions, changes in the costs of capital and the demand for the additional debt financing we will seek. In the event that less than all of the Acquisition purchase price is available to us at the time of closing through the anticipated Financing, we will be required to draw under the Bridge Facility in order to complete the Acquisition, and the costs to do so are likely to be significant.

International operations are subject to increased risks, which could harm our business, operating results and financial condition.

Walker has significantly greater international sales and operations than our current business. Our ability to manage our business and conduct operations internationally will require considerable management attention and resources and is subject to a number of risks, including the following:

•	challenges caused by distance, language and cultural differences and by doing business with foreign agencies and governments;
•	longer payment cycles in some countries;
•	uncertainty regarding liability for services and content;
•	credit risk and higher levels of payment fraud;
•	currency exchange rate fluctuations and our ability to manage these fluctuations;
•	foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.;
•	import and export requirements that may prevent us from shipping products or providing services to a particular market and may increase our operating costs;
•	potentially adverse tax consequences;
•	higher costs associated with doing business internationally;
•	different expectations regarding working hours, work culture and work-related benefits; and
•	different employee/employer relationships and the existence of workers’ councils and labor unions.

Compliance with complex foreign and U.S. laws and regulations that apply to the international operations of Walker may increase our cost of doing business and could expose us or our employees to fines, penalties and other liabilities. These numerous and sometimes conflicting laws and regulations include import and export requirements, content requirements, trade restrictions, tax laws, environmental laws and regulations, sanctions, internal and disclosure control rules, data privacy requirements, labor relations laws, U.S. laws such as the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to governmental officials. Although we have policies and procedures designed to ensure compliance with these laws and regulations, there can be no assurance that our officers, employees, contractors or agents will not violate our policies. Any violation of the laws and regulations that apply to our operations and properties, including those acquired through or after the Acquisition, could result in, among other consequences, fines, environmental and other liabilities, criminal sanctions against us, our officers or our employees, prohibitions on our ability to offer our products and services to one or more countries and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results.

Walker will be subject to business uncertainties and contractual restrictions while the Acquisition is pending and thereafter, which could adversely affect its financial results and the ability to retain key employees.

Uncertainty about the effect of the Acquisition on Walker’s customers, employees or suppliers may have an adverse effect on Walker. Although Walker intends to take steps designated to reduce any adverse effects, these uncertainties may impair its ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter, and could cause disruptions in its relationships with customers, suppliers and other parties with which it deals.

In particular, we consider Walker’s strong management team one of the most attractive aspects of Walker. The loss of any member of the Walker senior management team could have an adverse effect on our ability to operate the Walker business and integrate it into our consolidated operations. Retention of these key members may be particularly challenging prior to and even for a period after the completion of the Acquisition, as employees may experience uncertainty about their future roles. If, despite retention and recruiting efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Walker following the Acquisition, its business operations and financial results could be adversely affected.

We also expect that matters relating to the Acquisition and integration-related issues will place a significant burden on Walker’s management, employees and internal resources, which could otherwise have been devoted to other business opportunities and improvements. In addition, the Purchase and Sale Agreement restricts Walker, without our consent, from taking certain specified actions until the Acquisition is consummated. These restrictions may have the effect of preventing Walker from pursuing otherwise attractive business opportunities and making other changes or improvements to its business prior to consummation of the Acquisition.

Walker typically has not entered into written agreements with its top suppliers and customers.

Walker has many arrangements for the sale and purchase of products that are on a single transaction basis. As a result, we cannot assure you that most, or any, of the customers or suppliers of Walker will continue to trade with us after the Acquisition is completed. Should we, for any reason, lose or discontinue our business relationships with a substantial number of these customers, the impact to our revenues and results of operations could be substantial.

Failure to complete the Acquisition could negatively affect our stock price as well as our future business and financial results.

If the Acquisition is not completed, we will be subject to a number of risks, including but not limited to the following:

•	We may be required to pay certain termination fees pursuant to the Purchase and Sale Agreement.
•	We must pay costs related to the Acquisition including, among others, legal accounting and financial advisory fees, as well as fees and expenses with respect to the committed Bridge Facility, whether the Acquisition is completed or not.
•	We could be subject to litigation related to the failure to complete the Acquisition and various other factors, which may adversely affect our business, financial results and stock price.

If the Acquisition is not completed, we may, but are not required, to redeem the notes on or prior to August 31, 2012. As a result, if the Acquisition is not consummated and we do not redeem the notes, holders of the notes would be exposed to the risks described above and various other risks, including potential adverse effects on our stock price, our inability to use the proceeds from this offering effectively and the additional leverage we would have incurred.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, accompanying prospectus and the documents that we incorporate by reference into these documents contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Our “forward-looking statements” include, but are not limited to, statements regarding:

•	our business plan;
•	the pending acquisition of Walker and our ability to effectively integrate Walker and realize expected synergies and benefits from the Acquisition;
•	our expected revenues, income or loss and capital expenditures;
•	plans for future operations;
•	financing needs, plans and liquidity, including for working capital and capital expenditures;
•	our ability to achieve sustained profitability;
•	reliance on certain customers and corporate relationships;
•	our ability to diversify the product offerings of non-trailer businesses;
•	availability and pricing of raw materials;
•	availability of capital and financing;
•	dependence on industry trends;
•	the outcome of any pending litigation;
•	export sales and new markets;
•	engineering and manufacturing capabilities and capacity;
•	acceptance of new technology and products;
•	government regulation; and
•	assumptions relating to the foregoing.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “Part I — Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 (which is incorporated by reference into this prospectus supplement) and contained in this prospectus supplement and in other documents that we file from time to time with the Securities and Exchange Commission. Each forward-looking statement reflects our management’s view only as of the date on which that forward-looking statement was made. You should not place undue reliance on any forward-looking statements we make. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law. If we do update one or more forward-looking statements, no inferences should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes offered hereby (estimated at $144.8 million after deducting the underwriters’ discount and estimated expenses) to partially finance the Acquisition. See “Summary — Pending Acquisition of Walker Group Holdings LLC.” In the event that we do not consummate the Acquisition, we intend to use the net proceeds from the sale of the notes offered hereby either to fund the redemption of the notes (if we so elect) or for general corporate purposes. See “Description of Notes— Optional Redemption.”

If the Acquisition is not completed, our management will retain broad discretion over the use of proceeds. Pending any specific application, the net proceeds from the offering may be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and the coverage deficiency for the last five fiscal years.

	Year ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	4.43	—	—	—	5.01
Deficiency	—	$(137,471)	$(100,087)	$(103,705)	—

For the years ended December 31, 2010, 2009 and 2008, earnings were inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the above table, in thousands.

For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as pre-tax income (loss), plus fixed charges less preferred stock dividends. Fixed charges include interest expense (including amortization of deferred financing costs), interest on capital lease obligations, an estimate of interest within rental expenses and preferred stock dividends.

This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2011 on an actual basis and on an as adjusted basis, to give effect to this offering (before deducting the underwriters’ discount and related expenses), and as further adjusted to give effect to this offering, the Financing (before deducting related expenses) and the closing of the Acquisition (after deducting related expenses). This presentation should be read in conjunction with “Use of Proceeds” included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and the audited financial statements, unaudited pro forma financial statements and related notes incorporated by reference herein.

	As of December 31, 2011
	Actual	As Adjusted For Issuance of the Notes	As Further Adjusted For Issuance of the Notes, the Financing and the Acquisition(1)
	(dollars in thousands)
Cash and cash equivalents	$19,976	$169,976	$35,726
Long-Term Debt and Capital Lease Obligations:
Revolving Credit Facility(2)	65,000	65,000	4,375
New Term Loan(3)	—	—	300,000
3.375% Convertible Senior Notes due 2018 offered hereby(4)	—	150,000	150,000
Long-Term Portion of Capital Lease Obligations	3,314	3,314	3,314
Total long-term debt and capital lease obligations	$68,314	$218,314	$457,689
Stockholders’ Equity:
Common stock 200,000,000 shares authorized, $0.01 par value, 69,981,339 shares issued and 68,165,668 shares outstanding	704	704	704
Additional paid-in capital(4)	601,482	601,482	601,482
Accumulated deficit(5)	(429,288)	(429,288)	(441,038)
Treasury stock at cost, 1,815,671 common shares	(26,552)	(26,552)	(26,552)
Total stockholders’ equity(4)	146,346	146,346	134,596
Total capitalization	$214,660	$364,660	$592,285

(1)	Amounts assume proceeds of 100% of the principal amounts of the New Term Loan and 3.375% Convertible Senior Notes due 2018 offered hereby.
(2)	The Company has a Revolving Credit Facility with a total capacity of $175 million, subject to a borrowing base and other discretionary reserves. As of December 31, 2011, availability under the Revolving Credit Facility was approximately $106 million. As further adjusted amount reflects a portion of fees and expenses in the amount of $1.875 million.
(3)	Proceeds from the New Term Loan will be used to fund the Acquisition. The amount presented involves assumptions and actual sources and terms of financing may differ.
(4)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize or the increase in paid in capital.
(5)	As further adjusted amount reflects the estimated expenses related to acquisition costs and nonrefundable financing fees for the Bridge Facility.

DIVIDEND POLICY

We declared quarterly dividends of $0.045 per share on our common stock from the first quarter of 2005 through the third quarter of 2008. In December 2008, we suspended the payment of our quarterly dividend due to the continued weak economic environment and the uncertainty as to the timing of a recovery as well as our effort to enhance liquidity. The suspension on dividends on our common stock continued through 2011. The reinstatement of quarterly cash dividends on our common stock will depend on our future earnings, capital availability, financial condition and the discretion of our board of directors. Further, our current credit facilities and the facilities we expect to enter into as part of the Financing effectively limit our ability to pay dividends unless certain financial covenants are met.

PRICE RANGE OF COMMON STOCK

High and low stock prices for our shares of common stock as reported on the New York Stock Exchange are presented below:

	High	Low
2010
First Quarter	$7.84	$1.82
Second Quarter	$10.85	$5.86
Third Quarter	$8.94	$5.96
Fourth Quarter	$13.00	$7.51
2011
First Quarter	$13.17	$9.85
Second Quarter	$11.99	$8.45
Third Quarter	$9.78	$4.48
Fourth Quarter	$8.12	$4.22
2012
First Quarter	$11.55	$7.82
Second Quarter (through April 17, 2012)	$10.38	$8.27

On April 17, 2012, the closing price of our shares of common stock as reported on the New York Stock Exchange was $8.67 per share. On April 12, 2012, there were approximately 785 record holders of our shares of common stock.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture to be dated as of April 23, 2012 between us and Wells Fargo Bank, National Association, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Wabash National Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;
•	initially be limited to an aggregate principal amount of $150 million;
•	bear cash interest from April 23, 2012 at an annual rate of 3.375% payable on May 1 and November 1 of each year, beginning on November 1, 2012;
•	be subject to redemption at our option on or prior to August 31, 2012, in whole but not in part, if the purchase and sale agreement relating to our pending acquisition of Walker Group Holdings LLC terminates, at a redemption price for each $1,000 principal amount of notes to be redeemed equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date, and (iii) 75% of the excess, if any, of the redemption conversion value (as defined under “— Optional Redemption” below) over the initial conversion value (as defined in such section);
•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;
•	mature on May 1, 2018, unless earlier converted, redeemed or repurchased;
•	be issued in denominations of $1,000 and multiples of $1,000; and
•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 85.4372 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Conversion Rights — Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives.

Interest

The notes will bear cash interest at a rate of 3.375% per year until maturity. Interest on the notes will accrue from April 23, 2012 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2012.

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the trustee or The Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2011, we had approximately $65 million of secured indebtedness, consisting of borrowings under our existing Revolving Credit Facility, and approximately $5 million of unsecured indebtedness, consisting of capital lease obligations. After giving effect to the offering of the notes offered hereby, the use of proceeds as set forth under “Use of Proceeds” and the Financing, as of December 31, 2011, on an as adjusted basis, we would have had approximately $304 million of secured indebtedness and approximately $155 million of unsecured indebtedness that includes approximately $5 million of capital lease obligations.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. If the purchase and sale agreement relating to our pending acquisition of Walker Group Holdings LLC terminates, we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to August 31, 2012. In the case of any optional redemption, we will provide not less than 45 nor more than 60 calendar days’ notice before the redemption date by mail or electronic delivery to the trustee, the paying agent, the conversion agent and each holder of notes. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value over the initial conversion value (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date and the redemption price will not include any accrued and unpaid interest on the notes). The redemption date must be a business day. Following August 31, 2012, the notes will not be redeemable.

The “redemption conversion value” means, with respect to any redemption date, the sum of the daily conversion values (as defined below) for each trading day in the observation period that would apply to a conversion of notes on or after our issuance of the relevant notice of redemption and prior to such redemption date.

The “initial conversion value” means the product of (i) 85.4372, which is the initial conversion rate for the notes and (ii) $8.67, which was the last reported sale price of our common stock on the New York Stock Exchange on April 17, 2012.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding November 1, 2017, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion upon Satisfaction of Sale Price Condition,” “— Conversion upon Redemption,” “— Conversion upon Satisfaction of Trading Price Condition,” and “— Conversion upon Specified Corporate Events.” On or after November 1, 2017 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be 85.4372 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $11.70 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “— Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “— Settlement upon Conversion”). The trustee initially will act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call the notes for redemption, a holder of notes may convert its notes only until the close of business on the business day immediately preceding the redemption date, unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “— Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;
•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or
•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding November 1, 2017, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on June 30, 2012 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. We will determine whether the notes are convertible, and will notify the holders of the notes, the trustee and the conversion agent accordingly.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Except for the purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a last reported sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or last reported sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding November 1, 2017, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from a nationally recognized securities dealer we select, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we do not, when we are required to, instruct the bid solicitation agent to solicit bids, (y) we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to obtain such bids or (z) the bid solicitation agent obtains such bids and we fail to determine the trading price based on such bids, then, in each case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes or whether the notes are convertible. The bid solicitation agent shall have no obligation to solicit bids from nationally recognized securities dealers we select unless we have requested such solicitation in writing providing the name and contact information for the nationally recognized securities dealers we have chosen and the determination dates for which such market bid quotations are to be solicited; and we shall have no obligation to make such request or determine the trading price unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to solicit bids as provided above, and based upon such bids we will determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met on any trading day, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) on such trading day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will promptly so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion Upon Notice of Redemption

If we call the notes for redemption, holders may convert their notes at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, holders will no longer have the right to convert their notes on account of our delivery of such notice of redemption, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

Conversion Upon Specified Corporate Events

Certain distributions

If, prior to the close of business on the business day immediately preceding November 1, 2017, we elect to:

•	issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or
•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “— Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding November 1, 2017, regardless of whether a holder has the right to require us to repurchase the notes as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange or similar transaction, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 30 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 30 scheduled trading days prior to the anticipated effective date of such transaction, within three business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions On or After November 1, 2017

On or after November 1, 2017, a holder may convert any of its notes at any time prior to the close of business on the second business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents; and
•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after November 1, 2017, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date and any conversions that occur on or after November 1, 2017, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (i) on or after the date of issuance of a notice of redemption as described under “— Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after November 1, 2017, no later than November 1, 2017). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;
•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and
•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified (or deemed specified) in the notice specifying our chosen settlement method (the “specified dollar amount”) divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WNC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to November 1, 2017, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;
•	if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “— Optional Redemption” and prior to the relevant redemption date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and
•	if the relevant conversion date occurs on or after November 1, 2017, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading (any such exchange or market, the “relevant stock exchange”). If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed or admitted for trading on any market, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the relevant stock exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “— Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due (including any cash in lieu of fractional shares) in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x
  OS1

  OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock that will be outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x
OS0 + X

OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “— Conversion upon Specified Corporate Events — Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:
•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and
•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x
SP0

SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x
FMV0 + MP0

MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;
FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “— Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 consecutive trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such observation period.

If any such distribution that constitutes a spin-off is declared but not made, and such distribution has resulted in an adjustment to the conversion rate, the conversion rate shall be re-adjusted, effective as of the date our board of directors or a committee thereof determines not to make such distribution, to be the conversion rate that would then be in effect if such distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding up), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x
SP0

SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. For the avoidance of doubt, there will not be any adjustment to the conversion rate pursuant to this clause (4) as a result of any distribution of reference property to holders of our common stock in connection with any transaction described under “— Recapitalizations, reclassifications and changes of our common stock.”

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x
AC + (SP1 x OS1)

OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;
CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the date such tender or exchange offer is consummated (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the open of business on the date such tender or exchange offer is consummated (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such observation period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We currently have a stockholder rights plan in effect.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued, subject to the immediately preceding paragraph;
•	solely for a change in the par value of the common stock; or
•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),
•	any consolidation, merger, combination or similar transaction involving us,
•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or
•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction, a “merger event”), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “— Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “— Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “— Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “— Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “— Conversion Rights — Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the notes, the trustee and the conversion agent of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$8.67	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00	$75.00	$100.00
April 18, 2012	29.9030	23.2177	15.7806	11.6903	9.1938	7.5407	5.5024	4.2910	2.8939	2.0993	1.0901	0.6322
May 1, 2013	29.9030	22.5850	14.7925	10.6703	8.2495	6.6989	4.8511	3.7834	2.5675	1.8762	0.9903	0.5825
May 1, 2014	29.9030	21.7126	13.5209	9.3982	7.0993	5.6927	4.0918	3.1984	2.1921	1.6177	0.8730	0.5244
May 1, 2015	29.9030	20.5348	11.8719	7.8045	5.7043	4.5047	3.2254	2.5395	1.7680	1.3224	0.7369	0.4572
May 1, 2016	29.9030	18.8812	9.6473	5.7689	4.0162	3.1274	2.2644	1.8139	1.2934	0.9863	0.5783	0.3792
May 1, 2017	29.9030	16.6042	6.4677	3.1305	2.0458	1.6244	1.2473	1.0317	0.7659	0.6066	0.3942	0.2885
May 1, 2018	29.9030	14.5628	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable.
•	If the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.
•	If the stock price is less than $8.67 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 115.3402, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;
(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);
(3)	“continuing directors” (as defined below) cease to constitute at least a majority of our board of directors;
(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or
(5)	our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “— Conversion Rights —  Settlement upon Conversion”).

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;
•	the date of the fundamental change;
•	the last date on which a holder may exercise the repurchase right;
•	the fundamental change repurchase price;
•	the fundamental change repurchase date;
•	the name and address of the paying agent and the conversion agent, if applicable;
•	if applicable, the conversion rate and any adjustments to the conversion rate;
•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;
•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and
•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and
•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and, if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;
•	file a Schedule TO or any other required schedule under the Exchange Act; and
•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “— Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Notes — We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

This “— Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities — Consolidation, Merger and Sale of Assets” in its entirety.

Events of Default

This “— Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities — Events of Default, Notice and Waiver” in its entirety.

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 calendar days;
(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;
(3)	default in the payment of the redemption price upon our optional redemption of the notes;
(4)	our failure to deliver the consideration due upon conversion of any notes and such failure continues for five calendar days;
(5)	our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “— Conversion upon Specified Corporate Events,” in each case when due;
(6)	our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;
(7)	our failure for 60 calendar days after written notice from the trustee to us or from the holders of at least 25% in principal amount of the notes then outstanding to us and the trustee has been received to comply with any of our other agreements contained in the notes or indenture;
(8)	default by us or any of our subsidiaries that do not constitute “immaterial foreign subsidiaries” (as defined below) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(9)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or
(10)	a final judgment for the payment of $15 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries that do not constitute immaterial foreign subsidiaries, which judgment is not discharged or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Immaterial foreign subsidiary” means any subsidiary of ours that at any time (x) is not incorporated or organized under the laws of any State within the United States of America or the District of Columbia, (y) does not own assets with an aggregate book value exceeding 5% of the book value of our consolidated assets and (z) does not generate annual revenue exceeding 5% of our consolidated annual revenue.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “— Reports” below, will for the first 120 calendar days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (x) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 60 calendar days of such 120 calendar day period on which such event of default is continuing; and (y) 0.50% per annum of the principal amount of the notes outstanding for the remaining 60 calendar days of such 120 calendar day period on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 121st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 121st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 120 calendar days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 120-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (iii) all amounts owing to the trustee have been paid.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on;
•	if applicable, the redemption price of; and
•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(4)	the trustee has not complied with such request within 60 calendar days after the receipt of the request and the offer of security or indemnity; and
(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its rights and powers vested in it by the indenture to use the degree of care and skill that a prudent person would use under the circumstances in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture at our instruction, the trustee will be entitled to indemnification by us satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 calendar days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 calendar days after the occurrence thereof, written notice of any events which would constitute defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture and the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). Notwithstanding the foregoing, and in addition to the other limitations described under the “Description of Debt Securities — Modification of the Indentures” section of the accompanying prospectus, no amendment may without the consent of each holder of an outstanding note affected:

(1)	reduce the consideration due upon conversion of the notes;
(2)	reduce the redemption price or make any other change to the provisions described under “— Optional Redemption” above that is adverse to holders in any way; or
(3)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

In addition to the other permitted amendments described in the “Description of Debt Securities —  Modification of the Indentures” section of the accompanying prospectus, we and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;
(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes, in accordance with the provisions of the indenture described above under “— Consolidation, Merger and Sale of Assets”;
(3)	make any change that does not adversely affect the rights of any holder;
(4)	conform the provisions of the indenture to the “Description of Debt Securities” section of the accompanying prospectus, as supplemented and amended by the “Description of Notes” section in the preliminary prospectus supplement and the related pricing term sheet; or
(5)	effect certain changes to the terms of the notes, upon the occurrence of a merger event, pursuant to the applicable provision of the indenture.

After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

None of (x) the first sentence of the first paragraph, (y) the first, second, third and eighth bullet points in the third paragraph and (z) the final paragraph, in each case, of the section of the accompanying prospectus entitled “Description of Debt Securities — Modification of the Indentures” will apply to the notes.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, on any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or, solely to satisfy outstanding conversions, cash and/or shares of common stock sufficient to pay all of the outstanding notes and/or satisfy all outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

This “— Discharge” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in its entirety.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, daily VWAPs, daily conversion values, trading price, daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes and whether the notes are convertible. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee and with the holders within 15 calendar days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee and with the holders as of the time such documents are filed via EDGAR.

This “— Reports” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities — Covenants — Delivery of SEC and Other Reports to the Trustee” in its entirety.

Conversion Agent, Registrar and Paying Agent

We will be required at all times to maintain an office or agency in the continental United States to serve as our paying agent, registrar and conversion agent for the notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee (including in its capacities as bid solicitation agent, conversion agent, paying agent or registrar) shall have no responsibility to determine the trading price or whether the notes are convertible. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated notes; and
•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 calendar days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 calendar days; or (ii) if an event of default with respect to the notes has occurred and is continuing, to each beneficial owner who requests that its beneficial interests in the notes be exchanged for notes in physical, certificate form.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Underwriters	Principal Amount
Morgan Stanley & Co. LLC	$67,500,000
Wells Fargo Securities, LLC	$67,500,000
BMO Capital Markets Corp.	$7,500,000
RBS Securities Inc.	$7,500,000
Total:	$150,000,000

The Underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from the original issue date of the notes, if any.

The following table shows the public offering price and total underwriting discount we will pay to the underwriters.

	Per Note	Total
Public offering price	100.00%	$150,000,000
Underwriting discount	3.00%	$4,500,000
Proceeds to us (before expenses)	97.00%	$145,500,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $675,000.

Our common stock is listed on the New York Stock Exchange under the symbol “WNC”.

We and all of our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or
•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of our notes to the underwriters; or
•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement or the issuance or grant by us of options, shares, restricted stock units or other equity or equity-linked securities under any employee benefit plan or director compensation arrangement existing on the date of this prospectus supplement;
•	the issuance by us of any underlying shares of common stock upon the conversion, if any, of the notes;
•	transactions relating to shares of common stock or other securities acquired in open market transactions after the date of this prospectus supplement, as long as no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions, other than a filing made after the expiration of the restricted period;
•	in the case of restricted common stock units held by a director or officer that vest during the restricted period, the disposition of shares of such common stock to us to pay withholding tax obligations upon vesting (but only to such extent);
•	in the case of shares of common stock acquired by our Chief Executive Officer upon the exercise of options that expire during the restricted period, the disposition of shares of such common stock by our Chief Executive Officer to pay withholding tax obligations or to satisfy any cashless exercise obligations (but only to such extent); or
•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act, regarding the establishment of such plan shall be required or shall be voluntarily made.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters can close out a covered short sale by purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Affiliates of Wells Fargo Securities, LLC hold approximately 4.2% of our common stock. Affiliates of Wells Fargo Securities, LLC, BMO Capital Markets Corp. and RBS Securities Inc. are party to our $175 million Revolving Credit Facility, which we anticipate amending and restating at the closing of the Acquisition. Affiliates of the representatives are parties to our $450 million Bridge Facility. The underwriters and their affiliates have each provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of the notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of such notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive

For the purposes of this provision, the expression an “offer to the public” in relation to any of the notes which are the subject of the offering contemplated by this prospectus supplement in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such notes to be offered so as to enable an investor to decide to purchase any such notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the ownership, conversion and disposition of the notes and of the ownership and disposition of common stock into which the notes are convertible. This summary is based upon provisions of the Internal Revenue Code of 1986, or the “Code,” applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the “IRS,” so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;
•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;
•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;
•	tax consequences to certain former citizens or residents of the United States;
•	alternative minimum tax consequences, if any;
•	any state, local or foreign tax consequences; and
•	estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds notes or our common stock, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal estate or gift tax laws or under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or common stock that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.

Taxation of U.S. Holders

This subsection describes the material United States federal income tax consequences of owning, converting and disposing of the notes and of owning and disposing of common stock into which the notes are convertible. The discussion regarding United States federal income tax laws assumes that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

The Notes

Interest Income

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount (as set forth in the applicable Treasury Regulations) of original issue discount. In such case, interest paid on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting). If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount, a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method, based on compounding of interest before the receipt of cash attributable to this income.

Possible Application of Rules Governing Contingent Payment Debt Instruments

The terms of the notes provide for payments in excess of stated interest and principal under certain circumstances. Under applicable Treasury Regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the notes to be treated as “contingent payment debt instruments” (which are subject to special rules, as described below), if there is only a remote likelihood as of the issue date of the notes that these payments will be made, or if the amounts thereof are considered incidental. We intend to take the position that, as of the issue date of the notes, the likelihood that we will pay these excess amounts is remote or these amounts are incidental, and therefore that the notes will not be considered contingent payment debt instruments. Our position is binding on holders unless a holder discloses that it is taking a contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS and if the IRS were to challenge this position, a holder might be required to use the accrual method, even if it was otherwise a cash method taxpayer, to accrue income on the notes in excess of the stated interest on the notes and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes

A U.S. holder will generally not recognize gain or loss upon the conversion of a note solely into our common stock (except with respect to cash received in lieu of a fractional share, which will be treated as described below, and with respect to the fair market value of common stock, if any, attributable to accrued interest, which will be treated as a payment of interest described above). A U.S. holder’s tax basis in our common stock received on conversion of a note (other than common stock attributable to accrued interest, the tax basis of which would equal the fair market value of the common stock received) will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for our common stock received on conversion will include the holding period of the converted note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. Cash received in lieu of a fractional share upon conversion of a note will be treated as a payment in exchange for the fractional share.

Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share.

In the event a note is converted solely into cash, a U.S. holder will recognize gain or loss in the same manner as if the U.S. holder had disposed of the notes in a taxable disposition (as described below under “— Taxation of U.S. Holders — Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash.”)

In the event a note is converted into cash and our common stock and the note is a “security” for U.S. federal income tax purposes, a U.S. holder of a note will recognize gain to the extent of the lesser of the cash received (other than cash attributable to accrued interest, which will be treated as described under “— Interest Income” above, or cash received in lieu of a fractional share) or the amount of gain realized (i.e., the fair market value of the common stock and cash received (other than amount attributable to accrued interest) minus the U.S. holder’s adjusted tax basis in the converted notes), and no loss will be allowed. In such case, the U.S. holder’s aggregate tax basis in the common stock received (other than any stock received with respect to accrued interest but including any basis allocable to a fractional share) will equal the holder’s adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share based on the relative fair market values of the common stock received upon the conversion and the fractional share.

For purposes of the foregoing, an instrument generally is a “security” if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term to maturity of the instrument. The notes are 5 year obligations and it is not certain under applicable tax authorities whether the notes would be considered securities for U.S. federal income purposes, and holders are encouraged to consult their tax advisors regarding that determination.

If the note is not a security, the U.S. federal income tax consequences are not certain. In the absence of direct authority, a U.S. holder could take the position that the cash payment received on conversion constitutes proceeds from a sale of a portion of the note, in which case the tax basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. Under this characterization gain or loss would be recognized to the extent of the difference between the cash received and the adjusted tax basis of the portion of the note exchanged for cash, and the remaining portion of the note would be deemed to be exchanged for the common stock received. No gain or loss would be recognized on the receipt of our common stock, and the tax basis and holding period of the common stock received would be the same as the adjusted tax basis and holding period in the portion of the note exchanged therefor. Gain or loss recognized would be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code. Alternatively, it is possible that the conversion could be treated as a taxable exchange pursuant to which the holder would recognize gain or loss equal to the difference between the value of the cash and common stock received and the adjusted tax basis in the notes exchanged therefor. U.S. holders should consult their tax advisors concerning the classification of the notes as securities and the tax treatment to them upon a conversion of the notes into our common stock and cash.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes — Conversion of the Notes.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a business combination) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and it does not so qualify, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “— Distributions.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, any backup withholding on a constructive distribution may apply to subsequent payments of cash and common stock made on the notes (or, in certain circumstances, any payments on the common stock). See “— Information Reporting and Backup Withholding” below.

Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash

A U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange (other than by exercise of the conversion privilege entirely for common stock or for cash and common stock), conversion entirely for cash, redemption, repurchase by us or other disposition of a note (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the holder’s adjusted tax basis in such note. A holder’s adjusted tax basis in the note generally will be the initial purchase price for such note less any principal payments received by the holder. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption, repurchase or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Common Stock

Distributions

If a U.S. holder receives shares of our common stock upon a conversion of the notes, distributions made in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles, then as a return of capital to the extent of a holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. With respect to dividends received by individuals, for taxable years beginning before January 1, 2013, such dividends may be taxed at the lower applicable long-term capital gains rates, if certain requirements are satisfied. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

If there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale or Exchange of Common Stock

Upon the sale, exchange or other disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder’s adjusted tax basis in the common stock. A U.S. holder’s tax basis in our common stock will be computed as described above under “— Receipt of Common Stock, Cash or a Combination Upon Conversion of the Notes.” Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in our common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income

The Health Care and Reconciliation Act of 2010 requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our common stock and interest on and gains from the sale or other disposition of notes, effective for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the notes and dividends on shares of our common stock and the proceeds of a sale of a note or share of our common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Taxation of Non-U.S. Holders

The Notes and Common Stock

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;
•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;
•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actualy or constructively) through stock ownership; and
•	the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “— Taxation of U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty). Certain certification requirements must be complied with in order for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, withholding tax on a constructive distribution may be withheld from subsequent payments of cash and our common stock made on the notes (or, in certain circumstances, from payments on our common stock).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain recognized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of our common stock or a note, including upon the conversion of a note into cash or into a combination of cash and common stock, will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of a non-U.S. holder’s disposition of our common stock or a note and the period that a non-U.S. holder held our common stock or a note and certain other conditions are met.

If a non-U.S. holder is an individual or foreign corporation described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form).

If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any of our common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest.”

If we are USPRHC as described in the third bullet point above, a non-U.S. holder would be taxed on a net income basis in the same manner as a non-U.S. holder described in the first bullet point above if certain other conditions are met. Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market in the calendar year of disposition. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

Conversion of Notes

The rules regarding the recognition of interest, gain or loss applicable to a U.S. holder described above under the section entitled “— Taxation of U.S. Holders — Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes” generally will determine the amount of interest income and gain recognized by a non-U.S. holder upon the conversion of notes. Any such interest income will be subject to tax in the manner described above under the section entitled “— Payments of Interest,” and any such gain generally would be subject to the rules described above in the section entitled “— Sale, Certain Redemptions, Conversion or Other Taxable Disposition of the Notes or Common Stock.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Foreign Account Tax Compliance Act

On February 8, 2012, the United States Treasury Department issued proposed regulations relating to the Foreign Account Tax Compliance Act or “FATCA,” which was enacted in March of 2010. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under the proposed regulations, withholding is required (i) with respect to dividends on our common stock beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of our common stock that occurs on or after January 1, 2015.

Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be subject to FATCA withholding and, even if an exception or reduction continues to apply, will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

LEGAL MATTERS

Hogan Lovells US LLP will issue an opinion about certain legal matters with respect to the notes offered hereby. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference into this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements of Walker Group Holdings, LLC as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 incorporated by reference into this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov and in the Investors section of our website at http://www.wabashnational.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information. This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 001-10883, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012 and April 13, 2012, respectively (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for our 2012 Annual Meeting of Stockholders, filed with the SEC on April 9, 2012);
•	our Current Reports on Form 8-K filed with the SEC on March 27, 2012 and April 13, 2012; and
•	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on October 4, 1991 (Registration No. 001-10883), including any amendments or reports filed to update such information; and the description of our stockholder rights plan contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on December 28, 2005 (Registration No. 001-10883), including any amendments or reports filed to update such information.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering of the securities covered by this prospectus supplement is completed shall be incorporated by reference into this prospectus supplement from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above under the section entitled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:

Wabash National Corporation
Attention: Corporate Secretary
P.O. Box 6129
Lafayette, Indiana 47903
(765) 771-5300

PROSPECTUS

Common Stock
Debt Securities
Preferred Stock
Warrants
Units

We may, from time to time, offer, issue and sell senior or subordinated debt securities, preferred stock, common stock, warrants to purchase our debt securities, preferred stock or common stock, as well as units that include any of these securities. The debt securities, preferred stock and warrants we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. We refer to our senior or subordinated debt securities, preferred stock, common stock, warrants and units collectively as the “securities.” We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to the securities we or any selling securityholders may offer and sell and the general manner in which they may be offered. Each time we or any selling securityholders offer securities pursuant to this prospectus, we or any selling securityholders will provide one or more supplements to this prospectus or free writing prospectuses that contain specific information about the offering and the terms of any securities being sold. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update or change information contained in this prospectus.

We or any selling securityholder may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers, on a continuous or delayed basis. The names of any agents, underwriters or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “WNC.”

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. Investing in our common stock involves risks. Please see “Risk Factors” on page 3 for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2011

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we or any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or any selling securityholder sell securities pursuant to this prospectus, we or such selling securityholder will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, and any free writing prospectus that we may prepare and distribute.

Neither we nor any selling securityholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus that may be incorporated by reference into this prospectus or any prospectus supplement or any documents incorporated by reference into this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any free writing prospectus. Neither this prospectus nor any accompanying prospectus supplement nor any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any accompanying prospectus supplement or any free writing prospectus or any other offering materials is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any accompanying prospectus supplement or any free writing prospectus is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “Wabash,” “we,” “us” and “our” and similar terms refer to Wabash National Corporation and our subsidiaries on a consolidated basis, as appropriate in the context.

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PROSPECTUS SUMMARY

This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, if any, and the documents incorporated by reference before making an investment decision.

Our Company

Founded in 1985 as a start-up company, Wabash National Corporation is one of North America’s leaders in designing, manufacturing and marketing standard and customized truck trailers and related transportation equipment. We believe our position as a leader has been the result of our longstanding relationships with our core customers, our demonstrated ability to attract new customers, our broad and innovative product lines, our technological leadership and our large distribution and service network. Our management team is focused on continuing to size our manufacturing and retail operations to match the current demand environment, implementing our cost savings initiatives, strengthening our capital structure, developing innovative products, improving earnings and selective production introductions that meet the needs of our customers.

We seek to identify and produce proprietary products that offer exceptional value to customers with the potential to generate higher profit margins than those of standardized products. We believe that we have the engineering and manufacturing capability to produce these products efficiently. We introduced our proprietary composite product, DuraPlate®, in 1996. We are also a competitive producer of standardized sheet and post and refrigerated trailer products and we strive to become the low-cost producer of these products within our industry. Through our Transcraft subsidiary we also manufacture steel flatbed and dropdeck trailers. As part of our commitment to expand our customer base, diversify our revenues and extend our market leadership, Transcraft acquired in July 2008 certain operating assets of Benson International LLC, and its affiliates (Benson), a manufacturer of aluminum flatbeds, dump trailers and other truck bodies. In addition, in December 2008, the Company announced a multi-year agreement to build and service all of PODS®(1) portable storage container requirements as part of our strategy to leverage our DuraPlate® panel technology into other industry segments. We expect to continue a program of product development and selective acquisitions of quality proprietary products that further differentiate us from our competitors and increase shareholder value.

We market our transportation equipment under the Wabash®, DuraPlate®, DuraPlateHD®, FreightPro®, ArcticLite®, RoadRailer®, Transcraft®, Eagle®, Eagle II®, D-Eagle® and Benson® trademarks directly to customers, through independent dealers and through our Company-owned retail branch network. Historically, we have focused on our longstanding core customers representing many of the largest companies in the trucking industry. Our relationships with our core customers have been central to our growth since inception. We have also actively pursued the diversification of our customer base by focusing on what we refer to as the mid-market. These carriers, which represent over 2,100 carriers, operate fleets of between 250 to 7,500 trailers, which we estimate in total account for approximately two million trailers.

Our Company-owned full service retail branches provide additional opportunities to distribute our products and also offer nationwide services and support capabilities for our customers. In addition, we maintain used fleet sales centers to focus on selling both large and small fleet trade packages to the wholesale market. Our retail branch network’s sale of new and used trailers, aftermarket parts and service generally provides enhanced margin opportunities. We also utilize a network of independent dealers with locations throughout North America to distribute our van trailers. In addition, we distribute our flatbed and dropdeck trailers through a network of independent dealers with locations throughout North America.

Wabash was incorporated in Delaware in 1991 and is the successor by merger to a Maryland corporation organized in 1985. We operate in two reportable business segments: (1) manufacturing and (2) retail and distribution. Financial results by segment, including information about revenues from customers, measures of profit and loss, total assets, and financial information regarding geographic areas and export sales are discussed in our consolidated financial statements that are incorporated by reference herein.

(1)	PODS® is a registered trademark of PODS, Inc. and Pods Enterprises, Inc.

The address of our principal executive office is 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and our telephone number is (765) 771-5300. Our internet website is www.wabashnational.com. We make our electronic filings with the Securities Exchange Commission (the “SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement, and in the documents we incorporate by reference in this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I —  Item 1A. Risk Factors” of our most recent Form 10-K, as updated by the additional risks and uncertainties set forth in other filings we make with the SEC or any accompanying prospectus supplement. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and in the Investors section of our website at http://www.wabashnational.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 001-10883, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 25, 2011;
•	our Current Reports on Form 8-K filed with the SEC on February 28, 2011 and March 29, 2011;
•	our Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the SEC on April 14, 2010; and
•	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on October 4, 1991 (Registration No. 001-10883), including any amendments or reports filed to update such information; and the description of our stockholder rights plan contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on December 28, 2005 (Registration No. 001-10883), including any amendments or reports filed to update such information.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above under the section entitled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Wabash National Corporation
Attention: Corporate Secretary
P.O. Box 6129
Lafayette, Indiana 47903
(765) 771-5300

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Our “forward-looking statements” include, but are not limited to, statements regarding:

•	our business plan;
•	our expected revenues, income or loss and capital expenditures;
•	plans for future operations;
•	financing needs, plans and liquidity;
•	our ability to achieve sustained profitability;
•	reliance on certain customers and corporate relationships;
•	availability and pricing of raw materials;
•	availability of capital;
•	dependence on industry trends;
•	the outcome of any pending litigation;
•	export sales and new markets;
•	engineering and manufacturing capabilities and capacity;
•	acceptance of new technology and products;
•	government regulation; and
•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. Important risks and factors that could cause our actual results to be materially different from our expectations include the factors that are disclosed in “Part 1 — Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K as updated by the additional risks and uncertainties set forth in other filings we make with the SEC or any accompanying prospectus supplement. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. Each forward-looking statement contained in this prospectus reflects management’s view only as of the date on which that forward-looking statement was made. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

Any accompanying prospectus supplement will set forth our intended use of the net proceeds from the sale of our securities offered by us, which could include, among other uses, general corporate purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents the ratio of earnings to combined fixed charges and preferred stock dividends and the coverage deficiency for the last five fiscal years.

	Year Ended December 31
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	—	—	—	5.01	3.20
Deficiency	(137,471)	(100,087)	(103,705)	—	—

For the years ended December 31, 2010, 2009 and 2008, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the above table, in thousands.

For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as pre-tax income (loss), plus fixed charges less preferred stock dividends. Fixed charges include interest expense (including amortization of deferred financing costs), interest on capital lease obligations, an estimate of interest within rental expenses and preferred stock dividends.

This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock and provisions of our certificate of incorporation and amended and restated bylaws, as amended, are summaries and are qualified by reference to our certificate of incorporation and our amended and restated bylaws, as amended, that are filed as exhibits to the registration statement that includes this prospectus. The General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our common stock.

Authorized and Outstanding Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and up to 25,000,000 shares of preferred stock, par value $0.01 per share. As of March 16, 2011, there were 68,472,439 shares of our common stock outstanding. We have a series of 300,000 shares of preferred stock designated as Series D Junior Participating Preferred Stock, par value $0.01 per share. There are currently no shares of Series D Junior Participating Preferred Stock, or any other preferred stock, issued or outstanding.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WNC.”

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors on our common stock, subject to any preferential dividend rights of outstanding preferred stock, and subject to any applicable contractual restrictions and limitations, including as a result of our current amended and restated credit facility.

Fully Paid and Non-Assessable

All shares of our outstanding common stock are fully paid and non-assessable.

Voting Rights

Holders of our common stock are entitled to attend all annual and special meetings of our stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their ratable portion of our assets legally available for distribution after the payment of all debts and other liabilities and subject to the rights of outstanding preferred stock, if any.

In July 2009, we entered into a Securities Purchase Agreement with Trailer Investments, LLC pursuant to which in August 2009 Trailer Investments purchased shares of preferred stock for an aggregate purchase price of $35.0 million. All of the preferred stock was redeemed on May 28, 2010. If a change in control (defined as the acquisition of more than 50% of the voting power in Wabash by any person other than Trailer Investments or its affiliates) occurs within twelve months of the date that the preferred stock was redeemed, we are required to pay Trailer Investments $74.6 million, representing the difference between what Trailer Investments received at the time of redemption and what it would have been entitled to receive on the date of redemption if a change in control had occurred on that date.

Other Rights and Restrictions

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. Our certificate of incorporation and amended and restated bylaws, as amended, do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Anti-Takeover Provisions

Organizational Documents.  Our certificate of incorporation and our amended and restated bylaws, as amended, provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before the meeting or taken by written action in lieu of a meeting by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote were present and void. Our amended and restated bylaws, as amended, further provide that special meetings of stockholders may only be called by our President, board of directors, or chairperson of the board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting actions that are favored by the holders of a majority of our outstanding voting securities.

Stockholders’ Rights Plan.  We have a Stockholders’ Rights Plan (the “Rights Plan”) that is designed to deter coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover on terms that are favorable and fair to all stockholders and will not interfere with a merger approved by our board of directors. Each right entitles stockholders to buy one one-thousandth of a share of Series D Junior Participating Preferred Stock at an exercise price of $120. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 20% or more of our common stock or if we enter into other business combination transactions not approved by our board of directors. As part of our transaction with Trailer Investments in 2009, Trailer Investments was exempted from the application of the Rights Plan to the acquisition of our shares by them. In the event the rights become exercisable, the Rights Plan allows for our stockholders to acquire our stock or the stock of the surviving corporation, whether or not we are the surviving corporation, having a value twice that of the exercise price of the rights. These rights pursuant to the Rights Plan will expire December 28, 2015 or are redeemable for $0.01 per right by our board under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A. Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

Any senior debt securities offered by means of this prospectus will be issued under a senior debt securities indenture, as amended or supplemented from time to time, which we refer to as the “Senior Debt Securities Indenture,” between Wabash and such trustee as may be appointed by Wabash. Any subordinated debt securities offered by means of this prospectus will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time, which we refer to as the “Subordinated Debt Securities Indenture,” between Wabash and such trustee as may be appointed by Wabash. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to in this prospectus individually as the “Indenture” and collectively as the “Indentures.” A form of the Senior Debt Securities Indenture and a form of the Subordinated Debt Securities Indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described above under “Where to Find Additional Information.”

The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939. The description of the Indentures set forth below assumes that Wabash has entered into both of the Indentures. Wabash will execute and deliver one or both of the Indentures when and if it issues debt securities. The statements made in this prospectus relating to the Indentures and the debt securities to be issued under the Indentures are summaries of some provisions of the Indentures and such debt securities. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, capitalized terms used but not defined in this prospectus have the meanings set forth in the Indentures.

General

The debt securities offered by means of this prospectus will be direct obligations of Wabash. Senior debt securities will rank equally in right of payment with other senior and unsubordinated debt of Wabash that may be outstanding from time to time, and will rank senior in right of payment to all subordinated debt securities of Wabash that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of Wabash, as described under “Subordination” below.

Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by one or more resolutions of the board of directors of Wabash or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by Wabash, by or pursuant to a resolution adopted by the board of directors, to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms of such debt securities, including:

(1)	the title of such series of debt securities;
(2)	the classification of such debt securities as senior debt securities or subordinated debt securities;
(3)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
(4)	the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount thereof that is convertible in accordance with the provisions of the applicable Indenture, or the method by which such portion shall be determined;
(5)	the terms and conditions, if any, upon which such debt securities may be convertible into or exchangeable for other securities of Wabash or securities of another person and the terms and conditions upon which such conversion or exchange will be effected, including, without limitation, whether such debt securities are convertible into or exchangeable for common stock or other capital stock of Wabash or such other person, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders, Wabash, or such other person the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such debt securities;
(6)	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;
(7)	the rate or rates, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;
(8)	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;
(9)	the place or places where the principal of (and premium, if any) and interest and any additional amounts related to specified taxes imposed on the holders of such debt securities, or “Additional Amounts,” on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon Wabash in respect of such debt securities and the applicable Indenture may be served;
(10)	the date or dates on which, or period or periods within which, the price or prices at which, the currency in which, and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of Wabash, if Wabash is to have such an option;
(11)	the obligation, if any, of Wabash to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(12)	if other than U.S. dollars, the foreign currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(13)	whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;
(14)	whether such debt securities will be secured or unsecured and if secured, the nature of the collateral securing the debt securities;
(15)	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;
(16)	any deletions from, modifications of or addition to the events of default or covenants of Wabash with respect to such debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the applicable Indenture;
(17)	whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of Wabash or a holder, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the date or dates on which, or period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of the making of such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;
(18)	whether such debt securities will be issued in certificated or book-entry form and if in certificated form, the form and/or terms of the certificates or other documents and the other conditions to be satisfied;
(19)	whether such debt securities will be in registered or bearer form, or both, the terms, if any, on which securities in registered form and in bearer form may be exchanged for each other, and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;
(20)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture, and any provisions in modification of, in addition to or in lieu of such provisions;
(21)	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;
(22)	whether and to what extent such debt securities will be guaranteed by a guarantor and the identity of such guarantor;
(23)	provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;
(24)	whether and under what circumstances Wabash will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities to any holder thereof who is not a U.S. person and, if so, whether Wabash will have the option to redeem such debt securities in lieu of making such payment and the terms of any such option;
(25)	the name of the applicable trustee and the address of its corporate trust office and, if other than the trustee, the name of each security registrar and paying agent;
(26)	the date as of which any debt securities in bearer form and any temporary global security shall be dated if other than the date of original issuance; and
(27)	any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

Neither Indenture contains any other provisions that would limit the ability of Wabash to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Wabash or in the event of a change of control of Wabash.

The rights of Wabash and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of Wabash’s subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries’ respective secured and unsecured creditors (except to the extent that claims of Wabash itself as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus in registered form will be issuable in denominations of $1,000 and integral multiples thereof and in bearer form will be issuable in denominations of $5,000, except that securities issued in global form may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any series of debt securities offered by means of this prospectus will be payable at the office or agency designated by Wabash in accordance with the Indenture. Unless otherwise specified in the applicable prospectus supplement, payment of interest on any such series of debt securities to the holders thereof on any regular record date will be made (1) to each person entitled thereto having an aggregate principal amount of debt securities of $1,000,000 or less, by check mailed to the address of such person as it appears in the security register and (2) to each person entitled thereto having an aggregate principal amount of debt securities of more than $1,000,000, either by check mailed to such person or, upon application by any such person to the security registrar not later than the applicable record date, by wire transfer in immediately available funds to such person’s account within the United States. Such an application will remain in effect until such person notifies the security registrar in writing to the contrary. In the case of any securities issued in bearer form, payment of interest may be made, at Wabash’s option, by transfer to an account maintained by the payee with a bank located outside the United States.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest and any Additional Amounts on any debt securities in global form registered in the name of or held by The Depository Trust Company, or “DTC,” or its nominee will be payable to DTC or its nominee as the registered holder thereof.

Unless otherwise specified in the applicable prospectus supplement, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus, or “Defaulted Interest,” will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date, which we refer to as the “Special Record Date,” for the payment of such Defaulted Interest to be fixed by the applicable trustee, with notice thereof to be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities in registered form of the same series and of a like aggregate principal amount and tenor of any authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by Wabash in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for registration of transfer thereof at the corporate trust office of the trustee or other office or agency referred to above. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities (other than specified exchanges not involving a transfer), but Wabash may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by Wabash with respect to any series of debt securities, Wabash at any time may rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Wabash will be required to maintain a transfer agent in each place of payment for such series. Wabash at any time may designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus.

Wabash may change the paying agent or security registrar under either Indenture without prior notice to the holders of the series of debt securities outstanding thereunder, and also may act as the paying agent and security registrar for such series.

Neither Wabash nor the trustee for any series of debt securities offered by means of this prospectus will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption (or, in the case of bearer securities, the date of first publication of such notice);
•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;
•	exchange debt securities in bearer form selected for redemption except for an exchange for any debt security that is registered in the security register of that series and of like tenor; or
•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Covenants

Existence.  Except as described under “Consolidation, Merger and Sale of Assets” below, Wabash and each guarantor, if any, of the debt securities is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except that (a) neither Wabash nor any such guarantor is obligated to preserve any right or franchise and (b) none of the guarantors is obligated to preserve its existence, in either case if Wabash determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

Maintenance of Properties.  Wabash will cause, and will cause each of its subsidiaries to cause, all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Wabash may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that Wabash and any subsidiary may discontinue the operation and maintenance of any such properties if it determines that the discontinuance thereof is no longer desirable in the conduct of its business and is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

Payment of Taxes and Other Claims.  Wabash will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of Wabash or any subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Wabash or any subsidiary, unless such lien would not have a material adverse effect upon such property, except that Wabash will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (b) for which Wabash has set apart and maintains an adequate reserve.

Delivery of SEC and Other Reports to the Trustee.  Wabash will ensure delivery to the trustee within 15 calendar days after it files annual and quarterly reports, information, documents and other reports with the SEC, copies of such reports and information, documents and other reports which Wabash is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If Wabash at any time is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will continue to provide the trustee with reports containing substantially the same information as Wabash would have been required to file with the SEC if Wabash had continued to have been subject to such reporting requirements. In such event, Wabash will provide the trustee with such reports at the times at which Wabash would have been required to provide the reports if it had continued to have been subject to such reporting requirements.

Additional Covenants.  Any additional material covenants of Wabash contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating to such series.

Consolidation, Merger and Sale of Assets

Each Indenture provides that Wabash shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, another person, unless (1) the resulting, surviving or transferee person (if not Wabash) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not Wabash) expressly assumes by supplemental indenture, executed and delivered to the trustee in form reasonably satisfactory to the trustee, all of the obligations of Wabash under the applicable series of debt securities and such Indenture and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under such Indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and shall be substituted for, and may exercise every right and power of, Wabash under the applicable Indenture.

Events of Default, Notice and Waiver

Each Indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder:

(1)	default in any payment of interest on, or any Additional Amounts payable in respect of, any debt security of such series when due and payable, which default continues for a specified period of days after the date when due and payable;
(2)	default in the payment of the principal amount of (or premium, if any, on) any debt security of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;
(3)	failure by Wabash to comply with its obligations under “Consolidation, Merger and Sale of Assets”;
(4)	failure by Wabash for a specified period of days after written notice from the trustee or the holders of a specified amount in principal amount of such series of debt securities then outstanding has been received by Wabash to comply with any of its other agreements contained in the applicable Indenture; and
(5)	certain events of bankruptcy, insolvency, or reorganization relating to Wabash or any Significant Subsidiary of Wabash or any guarantor of any debt security of such series.

The term “Significant Subsidiary” means each significant subsidiary of Wabash as defined in Regulation S-X promulgated under the Securities Act.

The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding, other than an Event of Default specified in clause (5) above, occurs and is continuing, then in every such case the trustee or the holders of not less than a specified amount in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to Wabash (and to the applicable trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default specified in clause (5) above occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the party of the trustee or any holder of any debt security of that series.

At any time after a declaration of acceleration with respect to debt securities of the applicable series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if (1) Wabash shall have paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the trustee and (2) all Events of Default, other than the non-payment of principal (or premium, if any) or interest on debt securities of such series, have been cured or waived as provided in the applicable Indenture. Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series, (b) in the conversion or exchange of the debt securities in accordance with their terms or (c) in respect of a covenant or provision contained in the applicable Indenture that may not be modified or amended without the consent of the holders of all outstanding debt securities affected thereby.

Each trustee is required to give notice to the holders of debt securities within 90 days after a default under the applicable Indenture, except that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider in good faith such withholding to be in the interest of such holders.

Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for a specified period of days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than a specified amount in principal amount of the outstanding debt securities of such series (and no direction inconsistent with such written request has been given to the trustee by holders of a majority in principal amount of the outstanding debt securities of that series), as well as an offer of indemnity reasonably satisfactory to it. This provision, however, will not prevent any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof or for the enforcement of any conversion right in such debt securities.

Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity satisfactory to the trustee. The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in such direction.

Within 120 days after the close of each fiscal year, Wabash and each guarantor, if any, of any series of debt securities offered by means of a prospectus supplement must deliver to each trustee a certificate, signed by one of several specified officers, as to such officer’s knowledge of its compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof.

Modification of the Indentures

Subject to specified exceptions, each Indenture and any series of debt securities outstanding under such Indenture may be amended by a supplemental indenture with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of debt securities) and, subject to specified exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of such outstanding series of debt securities. However, without the consent of each holder of an outstanding debt security of such series affected thereby, no amendment may, among other things:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;
•	reduce the rate of or extend the stated time for payment of interest on any debt security;
•	reduce the principal amount of, or extend the stated maturity of, any debt security;
•	make any change that adversely affects the conversion rights, if any, of any debt security;
•	make any debt security payable in money other than that stated in such debt security;
•	impair the right of any holder to receive payment of principal (and premium, if any) and interest on, or any Additional Amounts payable with respect to, such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security; or
•	modify the foregoing amendment provisions or the provisions relating to waivers of past defaults, except to increase the percentage of the principal amount of the debt securities whose holders are required to consent to an amendment or waiver, or to provide that certain other provisions of the applicable Indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of not less than a majority in principal amount of any series of debt securities outstanding under either Indenture have the right to waive compliance by Wabash with certain covenants in the applicable Indenture with respect to that series of debt securities.

Modifications and amendments of each Indenture may be made by Wabash and the applicable trustee without the consent of any holder of debt securities issued thereunder to:

•	cure any ambiguity, omission, defect or inconsistency contained in the Indenture;
•	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of Wabash under the Indenture;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code);
•	add guarantees with respect to the debt securities;
•	secure the debt securities;
•	add to the covenants of Wabash for the benefit of the holders of the debt securities, or to surrender any right or power conferred upon Wabash;

•	comply with any requirement of the SEC to effect the qualification of the Indenture under the Trust Indenture Act; or
•	make any change that does not materially and adversely affect the rights of the holders of the debt securities.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be (or shall have been declared to be) due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency or currencies that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in clause (1) above), (3) the principal amount of an indexed security that will be deemed outstanding will be the principal face amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (4) debt securities owned by Wabash or any other obligor upon the debt securities or any affiliate of Wabash or of such other obligor will be disregarded.

Each Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called by the trustee, by Wabash, pursuant to a resolution adopted by its board of directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Notwithstanding the foregoing, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, except that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series, (1) there shall be no minimum quorum requirement for such meeting and (2) the holders of the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

Discharge, Defeasance and Covenant Defeasance

Wabash may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable at their stated maturity within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of the principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption, as the case may be.

Each Indenture provides that, if the provisions of the relevant Article of such Indenture are made applicable to the debt securities of (or within) any series pursuant to such Indenture, Wabash may elect either (1) to effect a “defeasance,” in which case it will be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), or (2) to effect a “covenant defeasance,” in which case it will be released from its obligations with respect to the covenants described under “— Certain Covenants” or, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities. Such defeasance or covenant defeasance shall be effected upon the irrevocable deposit by Wabash with the applicable trustee, in trust, of an amount, in such currency or currencies in which such debt securities are payable at their stated maturity, or Government Obligations (as described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may be established only if, among other things, Wabash has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Each Indenture defines “Government Obligations” to mean securities which are (1) direct obligations of the United States of America or any government or governments which issued the foreign currency or currencies in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or any such other government, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Government Obligations will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, except that (other than as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable supplemental indenture relating to any series of debt securities, if after Wabash has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as described below) occurs in respect of the currency in which such deposit has been made, the indebtedness represented by such debt security and any coupons appertaining thereto shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such debt security as they become due out of the proceeds yielded by converting the amount or other property so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. Each Indenture defines “Conversion Event” to mean the cessation of use of (a) a foreign currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars. If Wabash effects a covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of an Event of Default, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. Wabash, however, would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Senior Debt Securities

Payment of the principal of and premium, if any, and interest on debt securities we issue under the Senior Debt Securities Indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Subordinated Debt Securities

To the extent provided in the Subordinated Debt Securities Indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of subordinated debt securities, the payment of the principal of and premium, if any, and interest on any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior indebtedness, which is defined below. If there is a distribution to creditors of Wabash in a liquidation or dissolution of Wabash, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Wabash, the holders of senior indebtedness will first be entitled to receive payment in full of all amounts due on the senior indebtedness (or provision shall be made for such payment in cash) before any payments may be made on the subordinated debt securities. Because of this subordination, general creditors of Wabash may recover more, ratably, than holders of subordinated debt securities in the event of a distribution of assets upon insolvency.

The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior indebtedness.

The Indentures will place no limitation on the amount of senior indebtedness that we may incur. We expect to incur from time to time additional indebtedness constituting senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

The Subordinated Debt Securities Indenture defines “senior indebtedness” as the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Wabash, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Wabash, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

•	indebtedness that expressly provides that such indebtedness (1) shall not be senior in right of payment to the subordinated debt securities, (2) shall be equal or junior in right of payment to the subordinated debt securities, or (3) shall be junior in right of payment to any of Wabash’s other indebtedness;
•	any indebtedness of Wabash to any of its majority-owned subsidiaries, other than indebtedness to Wabash’s majority-owned subsidiaries arising by reason of guarantees by Wabash of indebtedness of such subsidiary to a person that is not Wabash’s subsidiary; and
•	indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Paying Agents

We may appoint one or more other financial institutions to act as our paying agents. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for the debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of debt securities will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

The Trustee

We may appoint one or more institutions to act as trustees. We will identify trustees and provide additional information about trustees in a prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

General

Our certificate of incorporation provides that we may issue up to 25,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we had no outstanding preferred stock and 300,000 shares of preferred stock designated as our Series D Junior Participating Preferred Stock, of which no shares are outstanding.

The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate, and not our already authorized series of preferred stock. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation and bylaws and any applicable certificates of designation to our certificate of incorporation designating terms of a series of preferred stock. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at the present time, it could establish a series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof.

Terms

The board of directors is authorized, subject to limitations prescribed by law and the Company’s certificate of incorporation, to provide for the issuance of shares of preferred stock in series, by filing a certificate pursuant to applicable law of the State of Delaware, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of common stock, without a vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of preferred stock.

Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

•	the title and stated value of the preferred stock;
•	the number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;
•	the dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;
•	the date from which dividends on the preferred stock shall accumulate, if applicable;
•	the procedures for any auction and remarketing, if any, for the preferred stock;
•	the provision for a sinking fund, if any, for the preferred stock;
•	the provision for redemption, if applicable, of the preferred stock;
•	any listing of the preferred stock on any securities exchange;
•	the terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•	a discussion of U.S. federal income tax considerations applicable to the preferred stock; and
•	any other specific material terms, preferences, rights, limitations or restrictions of the preferred stock.

Voting Rights

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Stockholder Liability

Delaware law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Transfer Agent and Registrar

The transfer agent and registrar for any preferred stock that may be issued will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, there are no outstanding warrants.

We may issue warrants for the purchase of common stock, debt securities, preferred stock or any combination of the foregoing securities. Warrants may be issued independently or together with our securities offered by any prospectus supplement. Series of warrants may be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;
•	the price or prices at which the warrants will be issued;
•	the currency or currencies in which the prices of the warrants may be payable;
•	securities for which the warrants are exercisable;
•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;
•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
•	the minimum or maximum amount of such warrants, if any, that may be exercised at any one time;
•	any material risk factors relating to such warrants; and
•	any other material terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire, securities in various private or other transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of shares of our common stock or other relevant securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

LEGAL MATTERS

The legal validity of the securities offered by this prospectus will be passed upon for us by Hogan Lovells US LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$150,000,000

3.375% Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

April 17, 2012

Joint Book-Running Managers

Morgan Stanley
Wells Fargo Securities

Co-Managers

BMO Capital Markets
RBS